Exhibit 2.1

Execution Version

QUOTAS PURCHASE AGREEMENT

BY AND AMONG

ICL BRASIL LTDA.

COMPASS MINERALS DO BRASIL LTDA.

and, solely with respect to Article 11,

COMPASS MINERALS AMERICA INC. and

AMSTERDAM FERTILIZERS B.V.

DATED AS OF MARCH 23, 2021

i

EXHIBITS

Exhibit A – Acquired Company Products

Exhibit B – Net Working Capital

Exhibit C – Excluded Subsidiaries

Exhibit D – Intellectual Property License Agreement Term Sheet

Exhibit E – Pre-Closing Restructuring

Exhibit F – Calculation of Target Net Working Capital

Exhibit G – Form of Transition Services Agreement

Exhibit H – Retention Agreements

Exhibit I – Hazardous Materials Licenses

Exhibit J – Real Property Matters

SCHEDULES

Section 1.1(c) – Seller’s Knowledge

Section 2.6(a) – Earnout Calculation Example

Section 3.5 – Certain Consents

Section 3.10(a) – Compliance with Laws

Section 3.10(b) – Permits

Section 3.11(a) – Legal Proceedings

Section 3.11(b) – Government Orders

Sections 3.12(a), (b), (c), (d) – Intellectual Property

Section 3.13(a) – Benefits Plans

Section 3.14 – Labor Matters

Section 3.15 – Taxes

Section 3.17(a) – Owned Real Property

Section 3.17(b) – Leased Real Property

Sections 3.17(c), (e) – Real Property – Other Items

Section 3.19(a) – Insurance – Transferred Policies

Section 3.19(b) – Insurance – Seller Policies

Section 3.20(a) – Material Contracts

Section 3.21 – Top Customers / Suppliers

Section 3.22 – Product Liability

Section 3.24 – Transactions with Affiliates

Section 5.1(b) – Conduct of Business

Section 5.5(a) – Consents

Section 5.14(a) – Termination of Affiliate Arrangements

Section 5.15 – Intellectual Property Matters

v

QUOTAS PURCHASE AGREEMENT

This QUOTAS PURCHASE AGREEMENT (this “Agreement”), dated as of March 23, 2021, is entered into by and among ICL BRASIL LTDA., a limited liability company organized and validly existing under the laws of the Federative Republic of Brazil (“Buyer”), COMPASS MINERALS DO BRASIL LTDA., a limited liability company organized and validly existing under the laws of the Federative Republic of Brazil (“Seller”) and, solely with respect to Article 11, Compass Minerals America Inc., a Delaware corporation (the “Seller Guarantor”) and AMSTERDAM FERTILIZERS B.V., a Dutch private limited liability company (the “Buyer Guarantor”, and together with the Seller Guarantor, the “Guarantors”).

RECITALS

WHEREAS, Seller is the record owner of all of the issued and outstanding quotas, having a par value of one cent (R$ 0.01) per quota (the “Quotas”), of COMPASS MINERALS AMÉRICA DO SUL INDÚSTRIA E COMÉRCIO LTDA., a Brazilian limited liability company (sociedade limitada) (the “Company”);

WHEREAS, the Company, directly and indirectly through Mixmicro Indústria e Comércio de Produtos Químicos Ltda. (“Mixmicro”), operates an agricultural productivity supply business engaging in the research, development, manufacture, supply, distribution, marketing, promotion and sale of specialty plant and animal nutrition products and services, including the Acquired Company Products, for plant development and health for the agricultural industry (such business, as conducted by the Acquired Companies (as defined below) and taken as a whole, but excluding the Excluded Business (as defined below), the “Business”);

WHEREAS, immediately prior to the Closing (as defined below), after completion of the Pre-Closing Restructuring (as defined below), the Company will own and operate, directly and indirectly through Mixmicro, the Business; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Quotas, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2020 EBITDA” means R$235,409,347.00.

“2021 EBITDA” has the meaning set forth in Section 2.6(a).

“Accounting Firm” means PricewaterhouseCoopers; provided, however, that if PricewaterhouseCoopers shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Seller; provided, further, that if Buyer and Seller are unable to agree on an independent public accounting firm that will accept such appointment within five (5) Business Days after notice that PricewaterhouseCoopers has declined such appointment or is otherwise unable to serve, either Party may request that an internationally recognized public accounting firm that has not had a material relationship with either of the Parties in the preceding two (2) years be appointed by the Arbitration Chamber and, upon such appointment, “Accounting Firm” shall mean such firm.

“Accounting Firm’s Earn-Out Report” has the meaning set forth in Section 2.6(c).

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(b)(iii).

“Acquired Companies” means the Company and Mixmicro.

“Acquired Company Products” means all products and services that are researched, developed, manufactured, supplied, distributed, marketed, promoted or sold by the Acquired Companies, including (i) foliar and seed-applied fertilizers (nutrition deficiency correctors), liquid biostimulants (such as combinations of amino-acids, organic acids, sea-weed extracts, yeast extracts, yeast fermentation products, plant extracts and hormones with or without micro-nutrients), systemic induced resistance, systemic acquired resistance stimulants, RNA expression stimulants, soil conditioners, surfactants, adjuvants, seed treatment and bio nematicides and any similar contemplated product concepts and (ii) the products set forth on Exhibit A.

“Adjusted Consolidated EBITDA” means for any period: (i) the operating income of the Acquired Companies, on a consolidated basis (assuming that the Pre-Closing Restructuring had been completed immediately prior to such period), plus (ii) depreciation and amortization charges and expenses which have been deducted in determining such operating income, including amortization of goodwill and other intangible assets to the extent deducted in determining such operating income, plus (iii) extraordinary, unusual or non-recurring losses or charges that have been deducted in determining such operating income, minus (iv) extraordinary, unusual or non-recurring income that has been included in determining such operating income, plus (v) any expenses related to integration and transition of the Acquired Companies into ICL Group Ltd. (f/k/a Israel Chemicals Ltd.), including any expenses related, but not limited, to marketing and re-branding in connection thereto, in each case of clauses (i) through (v), calculated in a manner consistent with the illustrative calculation of Adjusted Consolidated EBITDA for fiscal year 2020 set forth in Section 2.6(a) of the Seller Disclosure Schedules and in accordance with IFRS, using the principles, methodologies and assumptions used to prepare the Financial Statements.

“Adjustment Amount,” which may be positive or negative, means the sum of (A) the Final Net Debt Amount minus the Estimated Net Debt Amount, plus (B) the Final Working Capital Adjustment Amount.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Agreements” means the Transition Services Agreement and the Intellectual Property License Agreement.

“Anti-Bribery Law” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010; any national laws implementing the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; Law No. 12,846/2013 and regulations thereunder (Brazilian Anti-corruption Law); and any other applicable anti-bribery or anti-corruption laws or regulations.

“Anti-money Laundering Laws” means any anti-money laundering and counter-terrorism laws, the rules and regulations thereunder and any applicable related rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency including (without prejudice to the generality of the foregoing) Title 18 of the United States Code including sections 981-984 and 1956-1957; Decree-Law No. 2,848/1940 (Brazilian Criminal Code); Law No. 9,613/1998 (Brazilian Anti-money Laundering Law); Law No. 8,429/1992 (Brazilian Administrative Improbity Law); and Law No. 8,666/1993 (Brazilian Public Biddings Law).

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including Brazilian Law No. 12,529/2011, and its related decrees, resolutions and statutes.

“Applicable Exchange Rate” means, on any date of determination, the conversion of any amounts expressed in Dollars into Reais, which shall be made by the average of the closing quotations for purchase and sale rate published on the website of the Brazilian Central Bank (https://www.bcb.gov.br/?TXCOTACAO) or the PTAX System (Sistema PTAX) of the Brazilian Central Bank under the caps “Cotações e Boletins – Cotações de Fechamento de todas as Moedas em uma Data – Code 220” (formerly the PTAX 800 transaction), on the Business Day immediately prior to such determination date.

“Arbitral Tribunal” means the arbitral tribunal established pursuant to the Arbitration Rules.

“Arbitration Chamber” means the International Chamber of Commerce and any successor thereto.

“Arbitration Rules” means the arbitration rules of the Arbitration Chamber in effect at the time of the arbitration.

“Balance Sheet Date” means December 31, 2020.

“Benefits Plan” means any employment agreement or any bonus, profit sharing, deferred compensation, incentive compensation, change in control, holiday, hospitalization, medical insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, life insurance, disability, sick pay, welfare, jubilee payments, long service awards, vacation, paid-time-off, car or lease allowance, retention plan, severance or other employee benefits plan, agreement, arrangement, fund, policy, program, Contract (written or otherwise) or understanding, in each case, that is sponsored or maintained by the Acquired Companies for the Covered Employees. For the avoidance of doubt, Benefits Plan does not include: (i) any minimum mandatory employee benefits required by Law in the relevant jurisdiction; or (ii) any statutory social security, pensions or other benefits plans operated under Law in the relevant jurisdiction.

“Brazilian Army Special Liability” has the meaning set forth in the definition of “Other Special Liabilities”.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in the cities of São Paulo, State of São Paulo, Brazil, Tel Aviv, Israel, Amsterdam, Netherlands, and New York, New York, United States of America are authorized or required by Law to be closed, excluding as a result of COVID-19 Measures or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(a).

“Buyer Fundamental Warranties” means those representations and warranties of Buyer set forth in Section 4.1 (Organization and Authority), Section 4.2(a)(i) (No Conflicts), Section 4.4 (Brokers) and Section 4.6 (Sufficiency of Funds).

“Buyer Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Guaranty” has the meaning set forth in Section 11.1(b).

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis.

“Buyer Obligations” has the meaning set forth in Section 11.1(b).

“CADE” means Brazil’s Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica), including its General Superintendence (Superintendência-Geral do CADE) and Administrative Tribunal (Tribunal Administrativo de Defesa Econômica).

“Cash” means all unrestricted cash and cash equivalents (including cash deposits, marketable securities, checks in transit and short-term investments) of the Acquired Companies, plus the amount of wire transfers received by the Acquired Companies but not yet posted, plus obligations to the Acquired Companies from any third party under any interest rate swap, currency swap or other hedging agreement or arrangement (but only to the extent any such agreements or arrangements, in the aggregate, are in the money) or under any securitization facility, accounts receivable financing, factoring or similar arrangement (but limited to such receivables net of any liabilities under these arrangements) and minus the amount of any wire transfers or checks issued by the Acquired Companies but not yet cleared, in each case, as determined after giving effect to the Pre-Closing Restructuring and in accordance with applicable Law and IFRS applied consistently with the principles applied in the preparation of the Financial Statements; provided, however, that in the event of any conflict between such principles and IFRS, such principles shall control.

“CDI Index” means the daily average rate of inter-banking deposits, “over extra group”, expressed in annual percentage, based on two hundred fifty-two (252) Business Days, calculated and disclosed daily by CETIP S.A. Mercados Organizados, or any index that may come to replace it in the future.

“Claim” has the meaning set forth in Section 9.5(a).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Cleary Gottlieb” has the meaning set forth in Section 10.15.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing AAO” has the meaning set forth in Section 2.3(b)(ii)(A).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Report” has the meaning set forth in Section 2.3(c).

“Closing Net Debt Amount”, which may be a positive or negative number, means (i) the total Cash of the Acquired Companies determined as of 11:59 p.m. São Paulo time on the day prior to the Closing Date minus (ii) the total Indebtedness of the Acquired Companies determined as of 11:59 p.m. São Paulo time on the day prior to the Closing Date, in each case, determined in accordance with applicable Law and IFRS applied consistently with the principles applied in the preparation of the Financial Statements; provided, however, that in the event of any conflict between such principles and IFRS, such principles shall control.

“Closing Net Working Capital” means an amount (which may be a positive or negative number) equal to (i) the current assets of the Acquired Companies (other than Cash and receivables due from any of the Company’s Affiliates, directors, employees, officers or Seller, except for such receivables arising out of the purchase of Acquired Company Products by any of the Company’s Affiliates, directors, employees, officers and Seller and excluding any Tax refunds, prepayments or other Tax assets and, solely with respect to the Buyer Adjustment Report and any calculation or determination thereafter, excluding any inventory related to “Wolf Trax” that remains unsold as of the close of business on the date that is two (2) months following the Closing Date) minus (ii) the current liabilities of the Acquired Companies (including current liabilities for Taxes, but not including any reserves for Taxes that are being contested), in each case determined as of 11:59 p.m. São Paulo time on the day prior to the Closing Date (except, with respect to any inventory related to “Wolf Trax”, as set forth above), reflecting the line items set forth in Exhibit B and in accordance with applicable Law and IFRS applied consistently with the principles applied in the preparation of the Financial Statements; provided, however, that in the event of any conflict between such principles and IFRS, such principles shall control. For the avoidance of doubt, the current Liabilities of the Acquired Companies shall include accrued and unpaid salary and benefits due to any employee or officer of the Acquired Companies that are required to be recorded as current liabilities in such period in accordance with applicable Law and IFRS applied consistently with the principles applied in the preparation of the Financial Statements.

“Closing Payment” has the meaning set forth in Section 2.3(c).

“Company” has the meaning set forth in the recitals hereto.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Acquired Companies as of the Closing Date, except for Excluded Business Intellectual Property.

“Company IT Systems” means all IT Systems owned, controlled or otherwise relied on by the Acquired Companies as of the Closing Date, except for the Excluded Business IT Systems.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, assets, liabilities or results of operations of the Business or the Acquired Companies, in each case taken as a whole; provided, however, that in no event shall any Effect constitute, or be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect relates to, arises out of or results from: (i) changes in general economic or business conditions in Brazil or elsewhere in the world where the Acquired Companies operate; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in Brazil or elsewhere in the world where the Acquired Companies operate; (iii) changes in the industry in which the Business or any of the Acquired Companies operates, or in which the products or services of the Business or any of the Acquired Companies are sold, including any changes in availability or price of commodities, raw materials, or other inputs and energy, or any changes in tariffs, quotas or other trade restrictions or barriers; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack, or any changes in political conditions; (v) any hurricane, flood, tornado, earthquake, epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or similar natural disasters; (vi) changes or proposed changes in applicable Law or IFRS or in the official interpretation or enforcement thereof; (vii) any failure by the Business or any of the Acquired Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement or the identity of (or any actions taken by) Buyer, including any Effect arising out of actions of competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees), agents or labor unions in connection therewith; or (ix) any action taken by any Acquired Company at the written request of Buyer; provided, further, that any Effect arising out of or resulting from any change or event referred to in clauses (i), (ii), (iii), (iv), (v) or (vi) above may constitute or contribute to a Company Material Adverse Effect to the extent that such change or event has a disproportionate impact on the Business or the Acquired Companies, taken as a whole, compared to other companies that operate in the industry in which the Business or the Acquired Companies operate.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Subsidiary” means Mixmicro.

“Competing Business” means the manufacture, supply, distribution, marketing, promotion or sale of specialty plant and animal nutrition products or services, including Acquired Company Products, for plant development or health for the agricultural industry in Brazil, Paraguay, Bolivia, Colombia and Peru.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of February 16, 2020, between ICL Group Ltd. (f/k/a Israel Chemicals Ltd.) and Compass Minerals International, Inc.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver.

“Continuing Seller Guarantees” has the meaning set forth in Section 5.14(b).

“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture, but shall exclude (with respect to the Acquired Companies) any Benefits Plan.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“Corrective Action” means any investigation, monitoring, sampling, corrective action, remediation, removal, closure, post-closure care or similar response action required to address the Release or presence of or exposure to Hazardous Materials pursuant to applicable Environmental Law or non-compliance with any Environmental Law or Environmental Permit.

“Covered Employee” means each Employee who is employed by any Acquired Company assuming completion of the Pre-Closing Restructuring and immediately prior to the Closing Date.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, curfew, shut down, closure, sequester, safety or similar Law, official directive or official pronouncement promulgated by any Governmental Body, in each case, directly in response to the COVID-19 Pandemic.

“COVID-19 Pandemic” means the novel coronavirus (SARS-CoV-2 or COVID-19) and any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic or outbreak occurring on and prior to the Closing Date.

“Data Protection Laws” means, to the extent relating to the Processing of Personal Data by the Acquired Companies, all applicable Laws concerning the privacy, protection, transfer or security of Personal Data throughout the world, including Brazilian Law No. 13.709/18, as amended from time to time.

“Data Room” means the electronic data site established for Project Campos by Datasite on behalf of Seller and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Deficit Amount” has the meaning set forth in Section 2.4(c)(ii).

“Direct Claim” has the meaning set forth in Section 9.5(a).

“Dispute” has the meaning set forth in Section 10.9(a).

“Disputed Items” has the meaning set forth in Section 2.4(b)(iii).

“Earn-Out Acceptance Notice” has the meaning set forth in Section 2.6(b).

“Earn-Out Amount” means the amount determined in accordance with Section 2.6(d)(i) through (iii).

“Earn-Out Committee” has the meaning set forth in Section 2.6(e).

“Earn-Out Dispute Notice” has the meaning set forth in Section 2.6(b).

“Earn-Out Disputed Items” has the meaning set forth in Section 2.6(c).

“Earn-Out Objection Deadline” has the meaning set forth in Section 2.6(b).

“Earn-Out Period” has the meaning set forth in Section 2.6(e).

“Earn-Out Resolution Period” has the meaning set forth in Section 2.6(b).

“Earn-Out Statement” has the meaning set forth in Section 2.6(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Employee Releases Special Liability” has the meaning set forth in the definition of “Other Special Liabilities”.

“Employees” means persons who are employed by any Acquired Company after completion of the Pre-Closing Restructuring.

“Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, security interest, hypothecation, equitable interest, option, mortgage, deed of trust, encumbrance, easement, encroachment, license, sublicense, right of way, right of first offer, right of first refusal or similar encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental and Permits Special Liability” has the meaning set forth in the definition of “Other Special Liabilities”.

“Environmental Claim” has the meaning set forth in Section 9.4(l).

“Environmental Law” means any Law concerning (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Material or (b) the pollution or protection of the environment (including natural resources, air and surface or subsurface land or waters).

“Environmental Permits” means all Permits relating to or required by Environmental Laws.

“Estimated Net Debt Amount” has the meaning set forth in Section 2.3(c).

“Estimated Working Capital Adjustment Amount” means (a) the amount, if any, by which the Estimated Working Capital exceeds the Target Net Working Capital (which amount will be deemed to be a positive number) or (b) the amount, if any, by which the Estimated Working Capital is less than the Target Net Working Capital (which amount will be deemed to be a negative number).

“Estimated Working Capital” has the meaning set forth in Section 2.3(c).

“Excluded Business” means the assets, liabilities and employees relating to the businesses of the Acquired Companies of (i) manufacturing and marketing chemical solutions produced through a chlor-alkali process, (ii) manufacturing and marketing products primarily used for water treatment purposes and (iii) manufacturing and marketing any Wolf Trax products.

“Excluded Business Intellectual Property” means the Intellectual Property exclusively relating to the Excluded Business as set forth on Section 5.15(a)(ii) of the Seller Disclosure Schedules.

“Excluded Subsidiaries” means the Subsidiaries of the Company as of the date hereof, as listed in Exhibit C hereto, other than Mixmicro.

“Export Control Laws” means all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the Brazilian government.

“Final Adjustment Report” has the meaning set forth in Section 2.4(b).

“Final Earn-Out Statement” has the meaning set forth in Section 2.6(b) or Section 2.6(c), as applicable.

“Final Net Debt Amount” has the meaning set forth in Section 2.4(b)(iii).

“Final Working Capital” has the meaning set forth in Section 2.4(b)(iii).

“Final Working Capital Adjustment Amount” means (a) the amount, if any, by which the Final Working Capital exceeds the Estimated Working Capital (which amount will be deemed to be a positive number) or (b) the amount, if any, by which the Final Working Capital is less than the Estimated Working Capital (which amount will be deemed to be a negative number).

“Financial Statements” means the audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Acquired Companies as of and for the fiscal year ended December 31, 2020 (including any related notes thereto and the related report of the independent public accountants).

“Governmental Body” means any foreign, domestic, supranational, federal, state, territorial, provincial, local or other court, governmental authority, quasi-governmental entity, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Guaranties” has the meaning set forth in Section 11.1(b).

“Guarantors” has the meaning set forth in the introductory paragraph to this Agreement.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos and polychlorinated biphenyls.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, pursuant to the regulations of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) and the Brazilian Board of Accountants (Comitê de Pronunciamentos Contábeis – CPC) as consistently applied by the Acquired Companies.

“Increase Amount” has the meaning set forth in Section 2.4(c)(i).

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal amount, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations (including any such monetary obligations incurred in connection with prepayment) in respect of (i) indebtedness of such Person for money borrowed, (ii) long- or short-term obligations evidenced by bonds, debentures, notes or similar instruments, for the payment of which such Person is responsible or liable, (iii) obligations under any interest rate swap, currency swap or other hedging agreement or arrangement or under any securitization facility, accounts receivable financing, factoring or similar arrangement; (iv)

obligations under capital leases, accrued bonuses (excluding profit sharing); and (v) obligations under off-balance sheet financing arrangements, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (including any seller notes or seller financing or other similar contingent payments), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)), (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (e) all obligations of the type referred to in clauses (a) through (d) of such Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, (f) all obligations of the type referred to in clauses (a) through (e) above of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person), (g) operational lease liability balances reflected in the such Person’s financial statements pursuant to IFRS 16, and (h) R$15,850,000, which reflects an adjustment for certain contingencies and changes in scope of certain licenses; provided, that Indebtedness shall not include any Liabilities included in Closing Net Working Capital; provided, further, that Indebtedness shall be determined in accordance with applicable Law and IFRS applied consistently with the principles applied in the preparation of the Financial Statements.

“Indemnification Cap” has the meaning set forth in Section 9.4(b).

“Indemnification Threshold” has the meaning set forth in Section 9.4(a).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: all (i) patents and patent applications (including all reissues, divisionals, continuations, continuations-in-part, reexaminations and extensions thereof) (“Patents”), industrial designs, registered designs, and similar or equivalent rights in inventions, (ii) trademarks, service marks, trade names, trade dress, logos and other similar designations or indicia of origin (“Trademarks”), (iii) Internet domain names, (iv) registered and unregistered copyrights, works of authorship (whether or not registrable) (“Copyrights”), rights in software, design rights, and mask work rights, whether or not registered or published, (v) trade secrets and know-how, confidential and proprietary business or technical information, including invention disclosures, inventions, formulations, formulae, industrial models, architectures, and technical, research and other data, in each case to the extent confidential and proprietary and whether or not patentable and whether or not reduced to practice (“Trade Secrets”) (vi) any applications and registrations for any and all of the foregoing, and (vii) other equivalent intellectual property rights, including such rights in data.

“Intellectual Property License Agreement” means the license agreement the terms of which are set forth on Exhibit D hereto and any short-form license agreements for each relevant jurisdiction thereunder.

“Iracemápolis Real Property” means the real estate property located at Sítio Bosqueiro, km 125 – 600 metros da Rodovia Piracicaba, Iracemápolis, State of São Paulo, registered before the the 2nd Real Estate Registry Office of the city of Limeira, State of São Paulo, under enrollment No. 19,118.

“IT Systems” means all computer systems, hardware, communication systems, servers, peripheral equipment, and network equipment, telecommunications infrastructure, technology infrastructure and databases (including those that are used to Process data).

“Law” means any federal, state, local, foreign or supranational law, statute, ordinance, rule, ruling, regulation, code, treaty, Order or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Governmental Body.

“Lease” means any lease, sublease, license, sublicense or other agreement under which any Acquired Company (assuming the completion of the Pre-Closing Restructuring) leases, licenses, uses or occupies, or has the right to use or occupy (whether as landlord or tenant), any real property or interest in real property.

“Leased Real Property” means all real property that (assuming the completion of the Pre-Closing Restructuring) any Acquired Company leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Proceeding” means any claim, action, suit, litigation, hearing, audit, investigation or proceeding before any Governmental Body, arbitrator or mediator.

“Liability” shall mean any and all indebtedness, obligations, commitments or other liabilities, whether accrued, matured or unmatured, absolute or contingent (or based upon any contingency), known or unknown, liquidated or unliquidated, determined or determinable, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed (including sublicensed) to the Acquired Companies or to Seller or its Subsidiaries for use by the Acquired Companies, in each case for use in the Business.

“Losses” means all actual losses, Taxes, damages, penalties, Liabilities, fines, interest, deficiencies, settlement awards, judgments, assessments, offsets, costs, expenses or similar charges or any kind, including reasonable and documented attorneys’ and consultants’ fees and expenses, costs of investigation or costs of enforcing any right to indemnification hereunder, without duplication.

“Material Contracts” has the meaning set forth in Section 3.20(a).

“Mattos Filho” has the meaning set forth in Section 10.15.

“Maximum Earn-Out Amount” has the meaning set forth in Section 2.6(d).

“Mixmicro” has the meaning set forth in the recitals hereto.

“Notice of Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“Order” means any judgment, order, decree, decision, writ, injunction, stipulation or award of any Governmental Body.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, articles of association, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Other Special Liabilities” means (a) fifty percent (50%) of any and all fines and penalties arising out of or related to the failure to obtain the consent of the Brazilian Army contemplated by Section 7.2(f) (the “Brazilian Army Special Liability”), (b) any and all Liabilities arising out of or related to the failure to obtain any release contemplated by Section 5.25 (the “Employee Releases Special Liability”), and (c) any and all Liabilities arising out of or related to any matter disclosed in the Seller Disclosure Schedules and related to (i) any breach of, or failure to comply with, any Environmental Law as a result of any state of facts, circumstance, condition, event, change, development, occurrence or effect existing prior to or as of the Closing or (ii) any failure to have, or comply with, any Environmental Permit required, necessary or advisable for the Acquired Companies to have prior to or as of the Closing and any sanction, penalty or other Losses arising therefrom (the “Environmental and Permits Special Liability”), in the case of each of clauses (a) through (c), regardless of whether such Liabilities arise or materialize prior to, on or after the Closing and irrespective of any disclosure to, or knowledge of, Buyer prior to the date hereof or the Closing.

“Party” means each of Buyer and Seller.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Per Claim Threshold” has the meaning set forth in Section 9.4(a).

“Permits” means all permits, licenses, franchises, authorizations, registrations, approvals, privileges, consents, certificates or variances of, or filings with, any Governmental Body.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements in accordance with IFRS; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements in accordance with IFRS; (c) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (d) the effect of zoning, entitlement, building and land use ordinances, codes and regulations regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Acquired Companies and do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of such real property; (e) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances affecting real property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (f) any Encumbrances reflected in the Financial Statements that do not secure or relate to Indebtedness; and (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“Personal Data” means “personal data” or any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by or included under any applicable Data Protection Law.

“Post-Closing Tax Period” means any taxable period (or a portion thereof) beginning after the Closing Date and any portion of any Straddle Period beginning after the close of business on the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Restructuring” means (a) the conversion of the Company from a Brazilian corporation (sociedade anônima) into a limited liability company (sociedade limitada) duly registered with the Board of Trade of São Paulo under No. 109.097/21-0, in session of February 24, 2021, (b) the consummation of the restructuring transactions to be undertaken in connection with the transfer of the Excluded Business by the Company to Seller or to another Person (other than an Acquired Company), in each case, as set forth in Exhibit E hereto, and (c) the separation of the Excluded Business IT Systems from the Company IT Systems (other than as contemplated by the Transition Services Agreement).

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date and the portion of any Straddle Period ending at the close of business on the Closing Date.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, distribution, transfer, import, export disposal or disclosure, or performance of operations or set of operations on data or on sets of data.

“Produquimica Trademarks” means the trademarks registered under Brazilian reg. nos. 828987297 (TRATAMENTO DE AGUAS PRODUQUIMICA and Design) and 900231947 (TRATAMENTO DE AGUAS PRODUQUIMICA and Design).

“Purchase Price” has the meaning set forth in Section 2.2.

“Quotas” has the meaning set forth in the recitals hereto.

“Real Property” means the Leased Real Property and any real property that (assuming the completion of the Pre-Closing Restructuring) any Acquired Company owns.

“Regulatory Approvals” means all required authorizations, Consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body with respect to the consummation of the transactions contemplated hereby.

“Release” means the spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, disposal, discharge, or leaching of any Hazardous Material into the environment.

“Released Person” has the meaning set forth in Section 10.13.

“Releasing Person” has the meaning set forth in Section 10.13.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Retained Liabilities” means any and all actual Liabilities (other than Taxes) of Seller, the Acquired Companies and their respective Affiliates in each case arising out of or relating to (a) the ownership, operation or conduct of the Excluded Business prior to, at or after the Closing or any other business or activity (other than the Business) owned, operated or conducted by the Acquired Companies prior to or at the Closing and (b) the Pre-Closing Restructuring (including for any Liability that relates to or arises out of any portion of the Pre-Closing Restructuring occurring after the Closing), in the case of each of clauses (a) and (b), regardless of whether such Liabilities arise or materialize prior to, on or after the Closing and irrespective of any disclosure to, or knowledge of, Buyer prior to the date hereof or the Closing.

“Retention Agreements” has the meaning set forth in Section 3.13(c).

“Retirement Benefit Arrangements” means, in any jurisdiction, the benefit schemes or arrangements in respect of Employees (other than statutory or mandatory minimum benefits, mandatory social security arrangements or mandatory collective bargaining arrangements) operated by any Acquired Company or in which any Acquired Company participates, which provide pension or other benefits on retirement, disability, death, voluntary withdrawal from or involuntary termination of employment, life assurance arrangements, accidental death schemes and post-retirement medical or life assurance benefits.

“Restricted Entity” has the meaning set forth in Section 5.10(a).

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“Sanctions” means any economic or financial sanctions administered by the US Department of Treasury’s Office of Foreign Assets Control, the US State Department, any other agency of the US government, the United Nations, Brazil, the United Kingdom, the European Union or any member state thereof, or Canada.

“Sanctioned Person” means any Person (i) with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, (ii) located, organized or resident in a Sanctioned Territory, or (iii) with whom dealings are restricted or prohibited by Sanctions as a result of a relationship of ownership or control with a person listed in (i) or (ii).

“Sanctioned Territory” means any country or other territory subject to a general country or region-wide export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date of this Agreement, are the region of Crimea, Cuba, Iran, North Korea, and Syria.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Seller Fundamental Warranties” means those representations and warranties of Seller set forth in Section 3.1 (Organization and Authority of Seller), Section 3.2 (Organization and Authority of the Acquired Companies), Section 3.3 (Capitalization; Organizational Documents), Section 3.4 (Subsidiaries), Section 3.5(a)(i) (No Conflicts) and Section 3.23 (Brokers).

“Seller Guarantees” has the meaning set forth in Section 5.14(b).

“Seller Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Guaranty” has the meaning set forth in Section 11.1(a).

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Intellectual Property” has the meaning set forth in Section 3.12(a).

“Seller Obligations” has the meaning set forth in Section 11.1.

“Seller Policies” has the meaning set forth in Section 3.19.

“Seller Tax Contest” has the meaning set forth in Section 6.5(b).

“Seller Taxes” shall mean (i) Taxes of an Acquired Company for, with respect to, attributable to, or otherwise arising in a Pre-Closing Tax Period (except for any such Taxes arising as a result of Buyer’s breach of its obligations or covenants under Section 6.2), (ii) any Taxes of the Seller or its Affiliates (other than the Acquired Companies), including capital gains Tax due in connection with the transactions contemplated hereby, (iii) any Transfer Taxes owed by Seller under Section 6.1 or Section 5.17(c), (iv) any Taxes in respect of a Pre-Closing Tax Period imposed on or arising as a result of the implementation of the Pre-Closing Restructuring (except for any such Taxes arising as a result of Buyer’s breach of its obligations or covenants under Section 6.2) and (v) any Taxes in respect of a Post-Closing Tax Period imposed on, or arising as a result of, the implementation of any steps of the Pre-Closing Restructuring after Closing as contemplated by Section 5.17(b) or (c).

“Seller’s Knowledge” means, as to a particular matter, the actual knowledge of the individuals listed on Section 1.1(c) of the Seller Disclosure Schedules.

“Seller’s Trademarks” has the meaning set forth in Section 5.15(a).

“Specified Transfer” has the meaning set forth in Section 5.17(c).

“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date. The amount of real, personal and intangible property Taxes (and any refund of or credit for such Taxes) for any Straddle Period which is allocable (i) to the Pre-Closing Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the period that ends with the Closing Date and the denominator of which is the number of days in the entire period and (ii) to the Post-Closing Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the period that begins after the Closing Date and the denominator of which is the number of days in the entire period. The amount of all other Taxes (and the amount of any refund of or credit for such Taxes and any other Tax items) allocable to the portion of each Straddle Period shall be computed as if a closing of the books were to occur as of the end of the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (a) capital stock, quotas or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (b) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Subsidiary Quotas” has the meaning set forth in Section 3.4(a).

“Suzano Real Property” means the real estate property owned by the Company, located at Avenida Jorge Bey Maluf, 2985, in the city of Suzano, State of São Paulo, registered before the real estate registry office of Suzano, in the State of São Paulo, under enrollment No. 43,526.

“Target Net Working Capital” means the amount calculated using the formula set forth in the “Calculated Target Net Working Capital Balance” column in Exhibit F corresponding to the month that is immediately prior to the month in which the Closing is to occur in accordance with Section 2.3(a).

“Tax”, “Taxes” or “Taxation” means all taxes, however denominated, imposed by any Governmental Body (including income, stamp, gross receipts, sales, use, value added, transfer, windfall profits, property, production, license, excise, franchise, severance, employment, social security contributions, payroll, withholding, equity, net worth and financial transactions taxes), assessments, duties, fees, levies or other governmental or municipal charges of any kind whatsoever (whether payable directly or by withholding), all estimated taxes and deficiency assessments, together with any interest, penalties, fines and additions to tax imposed with respect to such amounts.

“Tax Authority” means any Governmental Body responsible for the administration, determination, assessment, collection or imposition of any Tax.

“Tax Benefit” has the meaning set forth in Section 6.3(c).

“Tax Contest” means any audit, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Tax Authority with respect to any Tax matter that relates to any Acquired Company, as the case may be.

“Tax Group” means, with respect to a jurisdiction, any group of companies that files or has filed a combined, consolidated, joint or similar Tax Return in such jurisdiction.

“Tax Offset” has the meaning set forth in Section 9.4(g).

“Tax Return” means any filing, return, claim for refund, report, declaration, information return or other document required to be filed with any Tax Authority with respect to Taxes, including any amendments thereof and any schedules or attachments thereto.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Third-Party Payments” has the meaning set forth in Section 9.4(e).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademark” has the meaning set forth in the definition of “Intellectual Property”.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, value added, documentary, registration, recording or similar duties or other similar Taxes, duties or other charges, together with any inflation adjustment, interest, penalties or additions with respect thereto; provided, however, that Transfer Taxes shall not include any capital gains (or similar) Taxes due in connection with the transactions contemplated by this Agreement.

“Transferred Policies” has the meaning set forth in Section 3.19.

“Transition Services Agreement” means a transition services agreement in the form of Exhibit G.

“Willful Breach” means a breach of this Agreement, or a failure to perform an obligation under this Agreement, in each case, by a Party that is the consequence of an intentional act or intentional failure to take an act by such Party with the knowledge that the taking of such act or failure to take such act would cause, or would be reasonably likely to cause, a breach of this Agreement.

Section 1.2    Interpretation; Construction.

(a)    The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Seller Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in the Seller Disclosure Schedules, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control.

(b)    For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) “Reais” and “R$” shall mean Brazilian Reais; (vi) the singular includes the plural and vice versa; (vii) reference to a gender includes the other gender; (viii) “any” shall mean “any and all”; (ix) “or” is used in the inclusive sense of “and/or”; (x) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (xi) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; (xii) references to the “ordinary course” or “ordinary course of business” shall refer to the ordinary manner in which each Acquired Company operates its business consistent with past practice; and (xiii) except with respect to the provisions of Article 11, references to “the parties hereto”, “the parties to this Agreement” and other equivalent words shall be deemed not to refer to Seller Guarantor or Buyer Guarantor.

(c)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d)    The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(e)    References to any document or information having been “made available” by Seller to Buyer shall include Seller or its Representatives having posted any such document or information to the Data Room or otherwise having made a copy of such document or information available (electronically or otherwise) prior to the date that is two (2) Business Days prior to the execution and delivery hereof.

(f)    The Seller Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Seller Disclosure Schedules relate; provided, however, that the disclosure of any information in any section of Article 3 of the Seller Disclosure Schedules shall also constitute disclosure for purposes of any other Sections in Article 3 of this Agreement with respect to which the relevance of such disclosure is reasonably apparent on its face without independent knowledge or investigation by the reader thereof.

(g)    For purposes of Seller’s representations and warranties set forth in Article 3 and any obligations of Seller or the Company, as applicable, set forth in Article 5, any reference therein to an “Acquired Company”, the “Acquired Companies” or a “Company Subsidiary”, as the case may be, shall exclude Fermavi Eletroquimica Ltda.

ARTICLE 2

PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Quotas. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Quotas, free and clear of all Encumbrances, in consideration for payment of the Purchase Price.

Section 2.2    Purchase Price.

The aggregate purchase price payable by Buyer to Seller for the Quotas (the “Purchase Price”) shall be an amount equal to (a) the Closing Payment (as determined in accordance with Section 2.3(c)), plus (b) the amount, if any, payable by Buyer to Seller pursuant to Section 2.4(c), minus (c) the amount, if any, payable by Seller to Buyer pursuant to Section 2.4(c). In addition to the Purchase Price, as contingent consideration for the sale of the Quotas, Seller shall be entitled to receive an amount equal to the Earn-Out Amount, solely if and to the extent such amount is payable, in accordance with and pursuant to Section 2.6.

Section 2.3    Closing.

(a)    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Freshfields Bruckhaus Deringer US LLP, by videoconference or via electronic exchange of documents and related counterparts, (i) on the first (1st) Business Day of the month immediately following the date that is the fifth (5th) Business Day after the last of the conditions to Closing set forth in Article 7 has been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), or (ii) on such other date or at such other time or place as Buyer and Seller may mutually agree in writing. The date on which the Closing is actually held is referred to herein as the “Closing Date”. The Closing will be deemed effective as of 12:00:01 a.m., São Paulo time, on the Closing Date for tax and accounting purposes.

(b)    At the Closing:

(i)    Buyer shall deliver to Seller:

(A)    the Closing Payment, as determined pursuant to Section 2.3(c), by one or more wire transfers of immediately available funds to an account or accounts of Seller in Brazil designated in writing by Seller to Buyer at least five (5) Business Days prior to the Closing Date;

(B)    the certificate contemplated by Section 7.3(c);

(C)    a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates; and

(D)    such other documents or instruments as Seller reasonably requests and are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

(ii)    Seller shall deliver to Buyer:

(A)    three (3) counterparts of an Amendment to the Company’s Articles of Association (“Closing AAO”), reflecting the transfer of the Quotas from the Seller to the Buyer, free and clear of all Encumbrances;

(B)    the certificate contemplated by Section 7.2(c);

(C)    a counterpart of the relevant executed forms concerning the filing of the Closing AAO before the Board of Trade of the State of São Paulo and the Brazilian Federal Revenue;

(D)    if requested by Buyer no later than ten (10) days prior to the Closing Date, two (2) counterparts of the ad negotia power of attorney to be granted on the Closing Date by each Acquired Company to representatives appointed by Buyer; provided, that Seller shall not be liable to any Acquired Company for appointing any such attorneys in fact requested by Buyer;

(E)    if requested by Buyer no later than ten (10) days prior to the Closing Date, a duly executed resignation letter of any of the Acquired Companies’ officers or directors;

(F)    a counterpart of each Ancillary Agreement to which Seller or any of its Affiliates is a party, duly executed on behalf of Seller or such Affiliate; and

(G)    such other documents or instruments as Buyer reasonably requests and are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

(c)    For purposes of determining the amount of cash to be paid by Buyer to Seller at the Closing pursuant to Section 2.3(b)(i)(A), at least five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a written report (the “Closing Date Report”) setting forth in reasonable detail Seller’s good-faith estimate of (i) Closing Net Debt Amount (“Estimated Net Debt Amount”), (ii) Closing Net Working Capital (“Estimated Working Capital”) and (iii) the Closing Payment. The “Closing Payment” shall mean the amount equal to (A) R$1,106,962,628.00, plus (B) an amount in Reais equal to $198,312,541.00 converted into Reais at the Applicable Exchange Rate on the Closing Date, plus (C) the Estimated Net Debt Amount, plus (D) the Estimated Working Capital Adjustment Amount. For illustrative purposes only, Exhibit F sets forth sample calculations of Closing Net Debt and Closing Working Capital, in each case, as of December 31, 2020. Seller agrees that it shall prepare such statement in accordance with, as applicable, the definitions of “Closing Net Debt Amount”, “Closing Net Working Capital” and the “Closing Payment” and other applicable definitions set forth herein, and Seller shall deliver together with such statement any supporting documentation and additional information as may be reasonably requested by Buyer with respect to the amounts set forth therein. During the period following delivery of the Closing Date Report until the Purchase Price is finally determined in accordance with Section 2.4, at the request of Buyer, Seller will, and will cause its Subsidiaries to, provide Buyer and its Representatives, upon reasonable advance notice, reasonable access during normal business hours to all relevant personnel, Representatives of Seller and, prior to the Closing, the Acquired Companies, books and records of Seller and, prior to the Closing, the Acquired Companies, and other items reasonably requested by Buyer in connection with Buyer’s review of the Closing Date Report. Seller shall consider in good faith any comments to the Closing Date Report provided by Buyer prior to the Closing.

Section 2.4    Determination of Final Purchase Price.

(a)    As soon as reasonably practicable following the Closing Date (but no later than ninety (90) days after the Closing Date), Buyer shall deliver to Seller a statement (the “Buyer Adjustment Report”) setting forth Buyer’s good-faith calculation of the Closing Net Debt Amount and the Closing Net Working Capital in reasonable detail.

(b)    The following procedures shall apply with respect to the review of any Buyer Adjustment Report:

(i)    Seller shall have a period of ninety (90) days after receipt by Seller of the Buyer Adjustment Report to review such report (the “Review Period”). During the Review

Period, Buyer shall make available to Seller and Seller’s Representatives, upon reasonable advance notice, reasonable access during normal business hours to all relevant personnel, Representatives of Buyer and the Acquired Companies, books and records of the Acquired Companies and other items reasonably requested by Seller in connection with Seller’s review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.4.

(ii)    If Seller does not deliver to Buyer a written statement describing any objections it has to the Buyer Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c). If Seller delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Seller shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If Buyer and Seller reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c). If Seller notifies Buyer in writing of its acceptance of the Buyer Adjustment Report, then such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c).

(iii)    If such a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Seller shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution (acting as an expert and not an arbitrator) in accordance with this Section 2.4(b)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Seller and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Seller may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm will be provided, upon reasonable advance notice, with reasonable access to the books and records of the Acquired Companies, the Excluded Subsidiaries and Seller for purposes of making its final determination with respect to the Disputed Items, and Buyer, Seller and the Acquired Companies shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of Buyer and Seller agrees that (1) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any)

contemplated by Section 2.4(c), (2) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report and (3) the Accounting Firm’s determination under this Section 2.4(b)(iii) shall be final and binding on the Parties and the decision rendered pursuant to this Section 2.4(b) may be entered as a judgment in any court of competent jurisdiction or Arbitral Tribunal. Closing Net Debt Amount as set forth in the Final Adjustment Report shall be deemed to be the “Final Net Debt Amount”. Closing Net Working Capital as set forth in the Final Adjustment Report shall be deemed to be the “Final Working Capital”.

(iv)    Each of Buyer and Seller shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.4 and (B) be responsible for the fees and expenses of the Accounting Firm in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that are unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total amount of the disputed item so submitted.

(c)    Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4 (including by failure to timely deliver a Notice of Disagreement):

(i)    if the Adjustment Amount is a positive number (such amount, the “Increase Amount”), Buyer shall pay or cause to be paid to Seller an amount in cash equal to the Increase Amount by wire transfer of immediately available funds to the account designated in writing by Seller; and

(ii)    if the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), Seller shall pay or cause to be paid to Buyer an amount in cash equal to the Deficit Amount by wire transfer of immediately available funds to an account designated in writing by Buyer.

Section 2.5    Withholding Tax.    Buyer (and its Affiliates) shall not be entitled to and shall not deduct or withhold any amounts in respect of Taxes from the consideration otherwise payable pursuant to this Agreement, except to the extent required by law. To the extent such amounts required by applicable Law to be deducted or withheld are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid; provided, that the (i) Buyer shall notify the Seller of its intent to deduct or withhold, together with an explanation of the legal requirement for such deduction or withholding, at least five (5) Business Days prior to the Closing Date, and (ii) Seller and Buyer shall cooperate with each other in good faith and use reasonable best efforts to minimize any such Taxes to the extent permitted under applicable Law. In the event that Buyer transfers, in accordance with Section 10.8, its rights or obligations under this Agreement to any of its Affiliates that is not a Brazilian resident under applicable Law, such assignee shall not be entitled to withhold or deduct any amounts in excess of the amount that the assignor would have been entitled to withhold and deduct absent such assignment, and the Buyer or assignee, as applicable, shall be responsible for paying any Tax on financial transactions (Imposto sobre Operações de Crédito, Câmbio e Seguros - IOF) and any fee charged by the bank responsible for the applicable foreign exchange transaction, such that Seller receives, free of any of the foregoing, any amount that is owed by Buyer hereunder.

Section 2.6    Earn-Out.

(a)    On or prior to March 31, 2022, Buyer shall (i) deliver or cause to be delivered to Seller (A) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2021 and the related statements of income, cash flows and stockholders’ equity of the Acquired Companies for the fiscal year then ended (in each case, after giving effect to the Pre-Closing Restructuring as if it had been completed as of December 31, 2020 and including any related notes and the related reports of the independent public accountants), and (B) a statement (the “Earn-Out Statement”) setting forth in reasonable detail (1) the Adjusted Consolidated EBITDA for the fiscal year ended December 31, 2021 (the “2021 EBITDA”) and (2) its calculation of the Earn-Out Amount (which calculation shall be based on the 2021 EBITDA and otherwise in accordance with the earn-out calculation example set forth on Section 2.6(a) of the Seller Disclosure Schedules), and (ii) within five (5) Business Days after delivery of the Earn-Out Statement, pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer at least two (2) Business Days prior thereto, an amount equal to the Earn-Out Amount (as determined in accordance with clauses (i) through (iii) of Section 2.6(d) hereof) set forth on such Earn-Out Statement. After delivery of the Earn-Out Statement and other documents contemplated by this Section 2.6(a) to Seller, Buyer shall (i) provide Seller and its Representatives, upon reasonable advance notice, with reasonable access during normal business hours to the books and records (including relevant work papers and other back-up support for each calculation included therein) used to prepare the Earn-Out Statement and the employees and accountants of the Buyer or the Acquired Companies involved in the preparation thereof and (ii) reasonably cooperate with Seller and its Representatives, including the provision on a reasonably timely basis of all information reasonably requested by Seller and its Representatives in connection with their review of the Earn-Out Statement.

(b)    In the event that Seller, in good faith, disputes any of the calculations in the Earn-Out Statement, Seller shall, on or prior to the date which is forty-five (45) days following the date on which Buyer delivers or causes to be delivered the Earn-Out Statement and other documents contemplated by Section 2.6(a) to Seller (the “Earn-Out Objection Deadline”), prepare and deliver to Buyer a written notice of dispute (the “Earn-Out Dispute Notice”), which Earn-Out Dispute Notice shall identify, and provide a reasonably detailed explanation of, the basis upon which Seller has delivered such Earn-Out Dispute Notice. Upon Buyer’s receipt of the Earn-Out Dispute Notice, Buyer and Seller shall attempt to resolve in good faith the matters contained in the Earn-Out Dispute Notice within thirty (30) days after Buyer’s receipt thereof (the “Earn-Out Resolution Period”). If Buyer and Seller reach a resolution with respect to such matters on or before the final day of the Earn-Out Resolution Period, the Earn-Out Statement prepared by Buyer (as modified by such resolution) shall be deemed to be the “Final Earn-Out Statement” for purposes of the payment (if any) contemplated by Section 2.6(d). If (i) Seller notifies Buyer in writing of its acceptance of the Earn-Out Statement (the “Earn-Out Acceptance Notice”) or (ii) an Earn-Out Dispute Notice is not delivered to Buyer prior to the expiration of the Earn-Out Objection Deadline, the Earn-Out Statement prepared by Buyer shall be deemed to be the “Final Earn-Out Statement” for purposes of the payment (if any) contemplated by Section 2.6(d) on the earlier of (x) the date on which Buyer receives the Earn-Out Acceptance Notice, if applicable, and (y) the expiration of the Earn-Out Objection Deadline.

(c)    If Buyer and Seller do not reach a resolution on or before the final day of the Earn-Out Resolution Period, then Buyer and Seller shall promptly (and in any event no later than five (5) Business Days after the last day of the Earn-Out Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Earn-Out Dispute Notice (the “Earn-Out Disputed Items”) to the Accounting Firm for resolution (acting as an expert and not an arbitrator) in accordance with this Section 2.6(c). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Earn-Out Disputed Items) with respect to each of the Earn-Out Disputed Items (and only the Earn-Out Disputed Items) that is within the range of the respective positions taken by each of Buyer and Seller and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Earn-Out Disputed Item (the “Accounting Firm’s Earn-Out Report”). During the ten (10) days after submission of the Earn-Out Disputed Items to the Accounting Firm, each of Buyer and Seller may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Earn-Out Disputed Items (and only the Earn-Out Disputed Items). The Accounting Firm will be provided, upon reasonable advance notice, with reasonable access to the books and records of the Acquired Companies for purposes of making its final determination with respect to the Earn-Out Disputed Items, and Buyer and Seller shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of Buyer and Seller agrees that (1) the Earn-Out Statement, as modified by any changes thereto in accordance with the Accounting Firm’s Earn-Out Report, shall be deemed to be the “Final Earn-Out Statement” for purposes of the payment (if any) contemplated by Section 2.6(d), (2) the procedures set forth in this Section 2.6 shall be the sole and exclusive remedy with respect to the final determination of the Earn-Out Statement and (3) the Accounting Firm’s determination under this Section 2.6(c) shall be final and binding on the Parties and the decision rendered pursuant to this Section 2.6(c) may be entered as a judgment in any court of competent jurisdiction or Arbitral Tribunal. Each of Buyer and Seller shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.6(c) and (B) be responsible for the fees and expenses of the Accounting Firm in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that are unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total amount of the disputed item so submitted.

(d)    On the date that is five (5) Business Days after the determination of the applicable Final Earn-Out Statement in accordance with this Section 2.6, Buyer shall pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer at least two (2) Business Days prior thereto, an amount equal to the applicable Earn-Out Amount (as determined in accordance with clauses (i) through (iii) below) less any amount previously paid pursuant to Section 2.6(a) hereof; provided, that in no event under this Section 2.6 shall the Earn-Out Amount be less than zero (0) or greater than R$88,275,000 (the “Maximum Earn-Out Amount”).

(i)    If the 2021 EBITDA set forth in the Final Earn-Out Statement is greater than R$308,000,000, the Earn-Out Amount shall be equal to R$88,275,000.

(ii)    If the 2021 EBITDA set forth in the Final Earn-Out Statement is less than or equal to R$308,000,000 but greater than or equal to R$271,700,000, the Earn-Out Amount shall be equal to the product of (A) R$88,275,000 multiplied by (B) a fraction, the numerator of which shall be the amount by which the 2021 EBITDA exceeds R$271,700,000 and the denominator of which shall be the amount by which R$308,000,000 exceeds R$271,700,000.

(iii)    If the 2021 EBITDA set forth in the Final Earn-Out Statement is less than R$271,700,000, the Earn-Out Amount shall be zero (0) and Seller shall not be entitled to payment under this Section 2.6.

(e)    During the period between the Closing Date and December 31, 2021 (such period, the “Earn-Out Period”), once per fiscal quarter in a regularly scheduled meeting, a committee composed of four members (the “Earn-Out Committee”) shall meet to review the Adjusted Consolidated EBITDA for the fiscal year ending December 31, 2021 and any other information that Seller, Buyer or any of their Representatives (in each case, in their good faith and reasonable discretion) believe is reasonably likely to adversely affect achieving the Maximum Earn-Out Amount. Two (2) members of the Earn-Out Committee shall be selected by Buyer (who shall initially be Paul Schlessman and Liad Sivan, provided that any replacement of either of such members shall be subject to Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed) and the other two (2) members shall be selected by Seller (who shall initially be James Standen and Brad Griffith, provided that any replacement of any such member shall be subject to Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed). The information provided to the members of the Earn-Out Committee shall be kept confidential and shall be subject to the confidentiality provisions herein, provided that any member of the Earn-Out Committee shall be entitled to disclose such information (on a confidential basis) to Seller and Buyer and their respective Representatives. The members of the Earn-Out Committee shall consider in good faith any observations or suggestions made during such quarterly meeting to the extent they relate to issues that could adversely affect Adjusted Consolidated EBITDA for the fiscal year ending December 31, 2021 or is otherwise detrimental to the calculation of the Earn-Out Amount and, to the extent such adverse or detrimental effects are not avoidable or mitigable, propose such adjustments as may be necessary to the calculation of the Earn-Out Amount in order to avoid, to the extent reasonably possible, such adverse or detrimental effects. Notwithstanding the foregoing, the Earn-Out Committee shall have no authority to bind Buyer, Seller or the Acquired Companies.

(f)    During the Earn-Out Period, Buyer shall and shall cause the Acquired Companies to (i) act in good faith in relation to Buyer’s express obligations regarding the Earn-Out Amount, without materially limiting the rights of Seller in respect of the payment of the Earn-Out Amount, and shall use its commercially reasonable efforts to cause each Acquired Company to carry on its business in the ordinary course, (ii) not discontinue, wind up, materially reduce the scope of, sell, liquidate or otherwise dispose of all or any material portion of the assets of the Acquired Companies (taken as a whole), (iii) not materially change the primary business of the Acquired Companies that exists as of the Closing Date, (iv) manage the Business consistent with sound business practices and past practice, (v) cause the Acquired Companies to have an amount of working capital that is reasonably sufficient to operate their respective businesses consistent with past practice, (vi) maintain books and records and other financial information of the Acquired

Companies in reasonable detail as to enable review of the Acquired Companies’ financial information in accordance with Section 2.6(a) and Section 2.6(e) and (vii) maintain and enforce in all respects, consistent with past practice, the health and safety policies and protocols of the Acquired Companies implemented in 2020, if necessary to mitigate the effects of the COVID-19 Pandemic. Notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to make capital contributions or lend money to, or otherwise fund from its own reserves or make or authorize capital investments by, the Acquired Companies, nor shall Buyer have any obligation to cause the Acquired Companies to accept third-party financing (except for financing of the working capital needs of the Company consistent with Seller’s financing of the Business in the twelve (12) months prior to the Closing, subject to Buyer’s reasonable business discretion), in each case, in order to comply with this Section 2.6.

Section 2.7    Defaulted Payments. In the event that any Party fails to pay any amount due under this Article 2 on or prior to the date that such payment is due, the amount required to be paid shall be increased to be equal to the sum of (i) the unpaid amount adjusted by the variation of the CDI Index between the due date and the date of payment plus (ii) interest at the rate of one percent (1%) per month on the unpaid amount (before giving effect to the adjustment in clause (i) above).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (which shall be interpreted in accordance with Section 1.2(f)), Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof (it being understood that, notwithstanding anything to the contrary in this Agreement, each representation and warranty in this Article 3 shall be deemed to have been made for all purposes hereunder assuming the Pre-Closing Restructuring has been completed in accordance with Section 5.17).

Section 3.1    Organization and Authority of Seller.

(a)    Seller is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of the Federative Republic of Brazil and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby in accordance with the terms set forth herein.

(b)    The execution and delivery by Seller of this Agreement, the performance by Seller or its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or similar action on the part of Seller.

(c)    This Agreement has been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

Section 3.2    Organization and Authority of the Acquired Companies.

(a)    Each Acquired Company is duly and validly organized and existing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease, use and operate its respective properties and to conduct its business as it is now being conducted.

(b)    Each Acquired Company is qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction where the properties owned or leased by it or the conduct of its business requires such qualification, in each case, except as would not, individually or in the aggregate, reasonably be expected to (i) be material to the Business or the Acquired Companies, taken as a whole or (ii) prevent, materially delay or materially impair the ability of Seller or any Acquired Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement. The Business has sales agents only in Brazil, Paraguay, Bolivia, Colombia and Peru.

Section 3.3    Capitalization; Organizational Documents.

(a)    The authorized capital stock of the Company consists of 32,943,334,645 quotas having a par value of one cent (R$ 0.01) per quota, which constitute all of the quotas of the Company issued and outstanding and one hundred percent (100%) of the Quotas. All of the Quotas have been duly authorized and validly issued and are fully paid and non-assessable. All of the Quotas have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the Quotas were issued in violation of any Contract or any preemptive or similar rights of any Person.

(b)    Seller is the sole beneficial and record owner of, and has good, valid and marketable title to, all of the Quotas, free and clear of all Encumbrances or any other restrictions on transfer. Immediately following the Closing, Buyer will have record and beneficial ownership of, and good, valid and marketable title to, all of the outstanding Quotas free and clear of all Encumbrances (other than any Encumbrances imposed by Buyer).

(c)    Except for the Quotas, there are no equity securities of any class of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued quotas of the Company or obligating Seller or the Company to issue or sell any quotas of, or any other interest in, the Company. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Quotas or any other equity interests of the Company.

(d)    (i) Seller has made available to Buyer correct and complete copies of the Organizational Documents of the Company, (ii) the Organizational Documents of the Company are in full force and effect and (iii) the Company is not in violation of any such Organizational Documents.

(e)    The Company has not agreed and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 3.4    Subsidiaries.

(a)    As of the Closing Date, Mixmicro will be the sole Company Subsidiary. All of the issued and outstanding quotas of the Company Subsidiary (the “Subsidiary Quotas”) have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, all but one (1) of the Subsidiary Quotas are owned, directly or indirectly, of record and beneficially by the Company, free and clear of all Encumbrances, other than Permitted Encumbrances. Upon consummation of the Pre-Closing Restructuring, all of the Subsidiary Quotas will be directly owned of record and beneficially by the Company, free and clear of all Encumbrances.

(b)    Except for the Subsidiary Quotas, there are no equity securities of any class of the Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued quotas of the Company Subsidiary or obligating Seller or any Acquired Company to issue or sell any quotas of, or any other interest in, the Company Subsidiary. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Quotas or any other equity interests of the Company Subsidiary.

(c)    Except for the Subsidiary Quotas, no Acquired Company has any direct or indirect equity interest or similar interest by quota ownership or otherwise in any Person.

(d)    (i) Seller has made available to Buyer correct and complete copies of the Organizational Documents of the Company Subsidiary, (ii) the Organizational Documents of the Company Subsidiary are in full force and effect and (iii) the Company Subsidiary is not in violation of any such Organizational Documents.

(e)    The Company Subsidiary has not agreed and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 3.5    No Conflicts; Consents.

(a)    Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 3.5(b), neither the execution, delivery or performance by Seller of this Agreement, nor the consummation of the transactions contemplated hereby shall (with or without notice or lapse of time or both):

(i)    conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or any Acquired Company;

(ii)    conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Seller or any Acquired Company;

(iii)    (A) conflict with or result in a violation or breach of, (B) constitute a default or an event of default that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any third party the right to accelerate, amend, terminate, or cancel, or (D) require the Consent of any other Person under, any Material Contract to which Seller or any Acquired Company is a party or is bound or affected; or

(iv)    result in the creation or imposition of any Encumbrance upon any of the Quotas or the assets or properties of any Acquired Company (other than, in the case of the assets and properties of any Acquired Company, any Permitted Encumbrance);

except in the case of clauses (ii), (iii) and (iv) where such conflict, violation, breach, event of default, creation, imposition or other result described in such clauses would not, individually or in the aggregate, reasonably be expected to (x) be material to the Business or the Acquired Companies, taken as a whole or (y) prevent, materially delay or materially impair the ability of Seller or any Acquired Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

(b)    No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller or any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) Regulatory Approval from CADE, (ii) filing a consent request with the Brazilian Army in connection with the transfer of the ownership of the Quotas contemplated hereby, and (iii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole.

Section 3.6    Financial Statements; Internal Controls.

(a)    Correct and complete copies of the Financial Statements have been made available to Buyer. The Financial Statements fairly present, in all material respects, the financial condition of the Acquired Companies as of the dates indicated therein and the results of the operations of the Acquired Companies for the periods covered thereby, all in accordance with IFRS consistently applied. The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, except as set forth in the notes thereto.

(b)    2020 EBITDA was calculated using the applicable line-items in the Financial Statements and fairly presents, in all material respects, the Adjusted Consolidated EBITDA of the Acquired Companies for the year ended December 31, 2020, all in accordance with IFRS consistently applied and the terms and conditions of this Agreement.

(c)    Each Acquired Company maintains (i) a standard system of accounting established and administered in all material respects in accordance with IFRS and (ii) adequate and effective internal accounting controls, which, consistent with applicable Law and industry practices, provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (C) access to the properties and assets of the Acquired Companies is permitted only in accordance with management’s authorization, (D) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with IFRS and (E) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d)    Neither any Acquired Company nor the Seller on behalf of the Business has (i) applied for or received any loans, funding or incurred any other Indebtedness under any stimulus program effected by any Governmental Body in connection with the COVID-19 Pandemic that are subject to repayment or (ii) elected, pursuant to a change in applicable Law in connection with the COVID-19 Pandemic, to temporarily reduce (or temporarily delay the due date of) otherwise applicable Tax or other payment obligations of the Business to any Governmental Body.

Section 3.7    No Undisclosed Liabilities. The Acquired Companies do not have any Liabilities required to be reflected on a balance sheet prepared in accordance with IFRS, except for Liabilities (i) that are Permitted Encumbrances, (ii) that are expressly reflected or reserved against in the Financial Statements, (iii) that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iv) for future performance under existing Contracts (if Material Contracts, made available to Buyer and not arising from a breach or default by the Acquired Companies) or Contracts that the Acquired Companies would be permitted to enter into in accordance with Section 5.1 (Conduct of Business of the Acquired Companies) without the consent of Buyer and not arising from a breach or default by the Acquired Companies, or (v) that are not, individually or in the aggregate, material to the Business or the Acquired Companies, taken as a whole.

Section 3.8    Absence of Certain Developments.

(a)    Except for the transactions contemplated by this Agreement, since the Balance Sheet Date until the date of this Agreement:

(i)    the Acquired Companies have operated in the ordinary course of business consistent in all material respects with past practice, including actions that in Seller’s reasonable judgment have been necessary to protect the health and safety of the employees of any of the Acquired Companies in response to the COVID-19 Pandemic or any COVID-19 Measures; and

(ii)    there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except for the transactions contemplated by this Agreement, since the Balance Sheet Date until the date of this Agreement, there has not been any action or event that would have required Buyer’s consent pursuant to Section 5.1 had such action or event occurred after the date hereof.

Section 3.9    Title, Condition and Sufficiency of Assets.

(a)    Each Acquired Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. The buildings, structures, equipment, vehicles and other items of tangible personal property of each Acquired Company are in all material respects in good operating condition for the uses to which they are being put, subject to ordinary wear and tear and maintenance requirements that is routine.

(b)    The properties, assets and rights of the Acquired Companies, together with the services expressly contemplated by the Transition Services Agreement, include all properties, assets and rights necessary and sufficient for the continued conduct of the businesses of the Acquired Companies (including the Business) after the Closing in substantially the same manner in all material respects as conducted prior to the Closing.

(c)    None of the representations and warranties contained in this Section 3.9 shall be deemed to relate to any Intellectual Property matters (such matters being the subject of Section 3.12).

Section 3.10    Compliance with Laws; Permits.

(a)    (i) The Acquired Companies and their Affiliates are in compliance in all material respects with all applicable Laws, (ii) in the past three (3) years, none of Seller or any of its Subsidiaries, including any Acquired Company, has received any written or, to Seller’s Knowledge, oral notice from any Governmental Body alleging any material noncompliance by any Acquired Company or the Business with respect to any such Law and (iii) no investigation by any Governmental Body regarding a violation of any such Law is pending or threatened in writing.

(b)    Section 3.10(b) of the Seller Disclosure Schedules sets forth a true, correct and complete list of each material Permit of the Acquired Companies together with the name of the Governmental Body issuing such Permit. All Permits required for the Acquired Companies to conduct their business as currently conducted have been obtained and are valid and in full force and effect, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not materially impair the conduct of the Business as currently conducted, and the Acquired Companies and their Affiliates are in compliance in all material respects with such Permits. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any such Permits.

Section 3.11    Legal Proceedings; Governmental Orders.

(a)    There is no Legal Proceeding pending or threatened in writing against any Acquired Company affecting any of its properties or assets (or against Seller or any Affiliate thereof and relating to the Acquired Companies) that, if determined adversely to such Acquired Company (or Seller or relevant Affiliate thereof), (i) could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, or (ii) would reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole.

(b)    Section 3.11(b) of the Seller Disclosure Schedules sets forth a true, correct and complete list of all outstanding material Orders applicable to the assets or operations of the Business or any of the Acquired Companies.

Section 3.12    Intellectual Property.

(a)    Section 3.12(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all Company Intellectual Property that are issued Patents, pending Patent applications, registered trademarks, pending trademark applications, registered copyrights, pending copyright applications and Internet domain name registrations (“Company Registered Intellectual Property”) and for each item of Company Registered Intellectual Property (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item. To Seller’s Knowledge, the Company Registered Intellectual Property is subsisting, valid and enforceable. There are no proceedings pending, including litigations, interference, re-examination, inter partes review, opposition, nullity, or cancellation proceedings, but excluding ordinary course office actions and proceedings, that challenge any of the Company Registered Intellectual Property and, to the Seller’s Knowledge, no such proceedings are threatened by any Governmental Body or any other Person.

(b)    To Seller’s Knowledge, there exists no unauthorized use or infringement by the Acquired Companies or the operations of the Business of any Intellectual Property of any third party, and there are no claims pending or, to Seller’s Knowledge, threatened in writing against the Acquired Companies, that the Acquired Companies or the operations thereof infringe, misappropriate or otherwise violate any Intellectual Property of any Person. In the past three (3) years preceding the date hereof, none of the Acquired Companies or Seller have received any written claim from any third party that their use of Intellectual Property of any other Person in the conduct of the Business constitutes unfair competition or unfair trade practices under any applicable Law.

(c)    To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise violated, and no third party is infringing, misappropriating or otherwise violating, any Company Intellectual Property in any material respect. In the past three (3) years preceding the date hereof, Seller has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(d)    An Acquired Company solely and exclusively owns all right, title and interest in and to the material Company Intellectual Property free and clear of all Liens. None of the material Company Intellectual Property has been developed with the assistance or use of any funding from any Governmental Body, except for any such funding that does not result in such Governmental Body obtaining ownership of, licenses, options or any other similar rights to such Company Intellectual Property. The Company Intellectual Property, Company IT Systems, Licensed Intellectual Property, together with the rights granted under Section 5.15 of this Agreement and the Ancillary Agreements, constitute all of the Intellectual Property and IT Systems currently used or held for use in the operation of the Business.

(e)    All Persons who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of any Acquired Company have executed and delivered to the Acquired Companies a valid and enforceable written contract providing for (i) the protection and non-disclosure by such Person of all Trade Secrets of the Acquired Companies to the extent such Acquired Companies have disclosed any such Trade Secrets to any such Person and (ii) the assignment by such Person (by way of a present grant of assignment) to an Acquired Company, all Intellectual Property authored, invented, created or developed by such Person for an Acquired Company in the course of their employment or other engagement with such Acquired Company, except to the extent such Intellectual Property is owned by the Acquired Companies by operation of Law, and no such Person has any ownership in relation to any such Intellectual Property.

(f)    Seller and the Acquired Companies have undertaken commercially reasonable efforts to maintain the confidentiality of any material Trade Secret of the Business or in the possession of the Acquired Companies. To Seller’s Knowledge, (i) there has been no loss, violation or improper use or disclosure of material Trade Secrets in the Acquired Companies’ possession, and (ii) there is no material dispute or allegation in relation to the foregoing.

(g)    Seller and the Acquired Companies have taken commercially reasonable precautions to protect the security, including the confidentiality, integrity and availability, of the Company IT Systems and all material information stored or contained therein relating to the Business from any improper loss, theft, or unauthorized disclosure, use or access. No Company IT Systems have been subject to any “Trojan horse”, “virus”, “ransomware”, or other malicious code, material defect, or bug, and in the past three (3) years, there have not been any unauthorized access, intrusions or breaches, or any material failures breakdowns or continued substandard performance of any Company IT Systems, in each case of the foregoing, that have caused a material disruption to the Business. The Acquired Companies have taken commercially reasonable precautions to implement and maintain commercially reasonable disaster recovery procedures for the Acquired Companies’ Business and all data material to the Acquired Companies’ Business.

(h)    The Acquired Companies’ Processing of Personal Data complies in all material respects with all applicable Data Protection Laws. In the past three (3) years preceding the date hereof, there have not been any proceedings asserted or, to Seller’s Knowledge, threatened against any Acquired Company or the operation thereof initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Body, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Processing of Personal Data by an Acquired Company is or was in violation of any Data Protection Laws. In the past three (3) years preceding the date hereof, to Seller’s Knowledge, (i) there has been no unauthorized access, use or disclosure of Personal Data relating to the Business in the possession or control of Seller and (ii) there have been no material unauthorized intrusions or breaches of security into, or other cyber or security incidents with respect to, any Company IT Systems.

(i)    To the extent required by applicable Data Protection Laws, Seller and the Acquired Companies employ and have employed, in connection with the Business, reasonable controls for the protection of Personal Data, including with respect to the selection and oversight of third parties processing Personal Data for or on behalf of the Acquired Companies or who have otherwise had access to Personal Data of the Business.

Section 3.13    Benefit Plans.

(a)    Other than mandatory minimum benefits, state or mandatory social security arrangements, collective bargaining arrangements (convenções coletivas, acordos coletivos or dissídios coletivos) or any other agreements with union participation (or any other arrangement to which an Acquired Company contributes in compliance with any applicable Law), the Benefits Plans listed in Section 3.13(a) of the Seller Disclosure Schedules constitute a complete, current and accurate list of all material plans, programs, arrangements, obligations or commitments under which an Acquired Company provides retirement, pension, death, disability, life assurance, medical, welfare, bonus, incentive, severance, profit sharing or other compensation or employee benefits in respect of Employees. In the past three (3) years, none of the Acquired Companies has ever established, implemented or approved, or has ever had in place, any Retirement Benefit Arrangements.

(b)    (i) The Benefits Plans are operated in all material respects in compliance with their terms, applicable Law and with all applicable funding requirements, and (ii) the Acquired Companies operate all statutory social security, pensions or other benefits plans in compliance with applicable Law and with all applicable funding requirements in each relevant jurisdiction, in each case in all material respects.

(c)    The Company has entered into employee retention agreements (the “Retention Agreements”) with certain employees listed on Exhibit H attached hereto. The Company has made available to Buyer true and complete copies of such Retention Agreements. As of the date hereof, no employee who is party to a Retention Agreement has notified in writing Seller or any of its Affiliates of an intention to terminate employment with Seller or its Affiliates.

Section 3.14    Labor Matters.

(a)    No Acquired Company is a party to or bound by any material labor agreement, union contract or collective bargaining agreement and there are no labor unions or other organizations representing any Employee other than omnibus agreements covering substantially all employees in a jurisdiction pursuant to the Laws or customary practice of that jurisdiction respecting employees. In the past five (5) years, the Acquired Companies did not enter into, and none is not subject to, any Terms for the Adjustment of Conduct (Termos de Ajustamento de Conduta – TAC) with the labor public attorney’s office.

(b)    In the past three (3) years, (i) there has not been, to Seller’s Knowledge, any labor strike or collective dispute threatened against or affecting any Acquired Company; (ii) there are not any pending or, to the Seller’s Knowledge, threatened charges against any Acquired Company before any Governmental Body responsible for the prevention of unlawful employment practices; and (iii) neither Seller nor any Acquired Company has received written communication of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of any Acquired Company and, to the Seller’s Knowledge, no such investigation is in progress, in each case, which would reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole.

(c)    In the past three (3) years, there has not been and there is not presently any pending or, to Seller’s Knowledge, threatened: (i) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Acquired Companies or the Business; (ii) charge, grievance or other action materially affecting the Acquired Companies relating to the alleged violation of the collective bargaining agreement or any Law pertaining to labor relations or employment matters; (iii) union organizational activity or other labor or employment dispute materially affecting the Acquired Companies; or (iv) application for certification of a collective bargaining agent with respect to the employees of the Company.

(d)    The Acquired Companies have paid and collected, when due, all salaries, labor reflexes and respective charges with respect to all Employees and officers in all material respects in accordance with the applicable Laws and are in good standing in all material respects in respect of their obligations to the Employees and officers, have timely complied, in all material respects, with all of their Tax, unemployment fund – FTGS, and social security obligations with regard to the Employees and officers and all additional allowances with respect to all Employees and officers are paid in accordance with the applicable Law.

(e)    Each of the Acquired Companies is currently in compliance in all material respects with (i) all relevant applicable Laws relating to, to the extent provided for in such applicable Laws, employment, employment practices, social security and health and safety and hazard prevention in the workplace, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, apprentices, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, workers’ compensation, leaves of absence, unemployment fund, and unemployment insurance; and (ii) all terms and conditions of employment. All individuals characterized and treated by the Acquired Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.

Section 3.15    Taxes. Except as set forth on Section 3.15 of the Seller Disclosure Schedules:

(a)    Each Acquired Company has filed all material Tax Returns that it has been required to file (taking into account any valid extensions) with the relevant Tax Authority, and all such Tax Returns are true and complete in all material respects. All Taxes shown to be due on such Tax Returns, and any and all Taxes otherwise due and payable (regardless of whether shown on any such documents) by the Acquired Companies, have been paid in full in accordance with applicable Tax Law, and all estimated Taxes required to be paid in respect to the Acquired Companies have been paid in full when due in accordance with applicable Tax Law. Adequate reserves have been established in accordance with IFRS on the Financial Statements for any material amounts of Taxes attributable to Pre-Closing Tax Periods that are not yet due and payable.

(b)    No material deficiencies or assessments for Taxes of any Acquired Company have been asserted in writing by a relevant Tax Authority which have not been timely paid (taking into account any valid extensions) (except for Taxes that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with IFRS).

(c)    No material issue has been raised by any Tax Authority in writing or in any administrative or judicial proceedings, audit or examination in connection with any Tax Return filed by or with respect to an Acquired Company that remains currently unresolved (except for issues that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with IFRS).

(d)    No written claim, which remains unresolved, has ever been made by a Tax Authority in any jurisdiction where an Acquired Company does not file Tax Returns or pay Taxes that such Acquired Company is required to file Tax Returns or pay Tax in such jurisdiction.

(e)    Each Acquired Company has properly withheld, and paid over to the appropriate Tax Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) made to any employee, independent contractor, creditor, stockholder or other party (except for issues that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with IFRS).

(f)    No written agreement or document extending the period of assessment or collection of any material Tax payable by any Acquired Company is currently in effect (except for issues that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with IFRS).

(g)    No Acquired Company has been a member of any Tax Group (other than a Tax Group the members of which are solely the Acquired Companies), nor is any Acquired Company liable for the Taxes of any other person as a transferee or successor. No Acquired Company is bound by any Tax sharing agreement, indemnity obligation or similar contract, practice or legal requirement relating to, the sharing, allocation or indemnification of Taxes or any similar agreement, contract or arrangement (in each case other than agreements, contracts or arrangements (i) entered into in the ordinary course of business that do not principally relate to Taxes or (ii) entered into solely between Acquired Companies) and no Acquired Company will be bound by any such contract, practice or requirement after the Closing.

(h)    No Acquired Company will be required (i) to include in income in a Post-Closing Tax Period any material amount of income or gain or (ii) to exclude from taxable income in a Post-Closing Tax Period any material amount of deduction or loss, in either case, that is attributable to activities or events occurring in a Pre-Closing Tax Period but was not recognized for Tax purposes in such prior taxable period, as a result of (i) any accounting method, (ii) a prepayment made or received prior to the Closing Date, (iii) any agreement with any Tax Authority, or (iv) any open transaction.

(i)    The Acquired Companies have not enjoyed any special Tax benefit regime. The Acquired Companies have not been involved, in the last six (6) years, in any reorganization or transaction for the sole purpose of avoiding the payment of Taxes.

(j)    The Acquired Companies are not, and have not been, subject to any type of taxation in any country, nor has it been deemed to have a permanent establishment or tax domicile in any country, in any such case, other than the Federative Republic of Brazil.

(k)    The Acquired Companies have no outstanding Tax debts with the National Social Security Institute of Brazil, and have paid any and all amounts due in connection with the tax inventory (arrolamento fiscal) n. 21.401/118/2004 filed in 2004 by the National Social Security Institute of Brazil.

(l)    Buyer acknowledges and agrees that nothing in this Agreement (including this Section 3.15) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute, Tax basis, loss carryovers, credits or similar items (including method of accounting) of the Acquired Companies, in each case, for use, deduction or credit in a Post-Closing Tax Period.

Section 3.16    Environmental Matters.

(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Acquired Companies, taken as a whole:

(i)    the Acquired Companies are in compliance with (A) all Environmental Laws applicable to the Business as presently conducted and the occupancy of the Real Property as presently occupied and (B) Environmental Permits;

(ii)    such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(iii)    no notice has been received and no Legal Proceeding is pending or, to Seller’s Knowledge, threatened by any Governmental Body or other Person that alleges any actual, alleged or potential violation of, failure to comply with, or Liability under any applicable Environmental Law; and

(iv)    in the past three (3) years, there has been no manufacture, Release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Materials, in each case in a manner that has given or would give rise to Liabilities of the Acquired Companies under Environmental Law that have not been fully remediated.

(b)    Seller has, or has caused the Acquired Companies to have, made available to Buyer copies of (i) all written Phase I and Phase II reports and (ii) all material written environmental assessment reports, including audits and assessments, in each case, prepared in the past five (5) years and that are in Seller’s or any Acquired Company’s possession or control relating to the current or former operations, properties or facilities of the Acquired Companies; provided, that

Seller and the Company shall be able to exclude from such reports any information to the extent that such information relates exclusively to the current or former operations, properties or facilities of the Excluded Business that does not involve or relate to the Real Property.

Section 3.17    Real Property.

(a)    Section 3.17(a) of the Seller Disclosure Schedules sets forth as of the date hereof a true, correct and complete list of all owned Real Property. The Acquired Companies have good and valid title to all Real Property that is owned by any of the Acquired Companies, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)    Section 3.17(b) of the Seller Disclosure Schedules sets forth as of the date hereof a true, correct and complete list of all Leased Real Property, including the name of the parties thereto, the street address thereof and the lease expiration date. A true, correct and complete copy of each Contract pursuant to which any Leased Real Property is leased as of the date hereof has been made available to Buyer by Seller.

(c)    Except for the Real Property, the Acquired Companies do not have any right, interest or Liability in relation to any real property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies, taken as a whole, (i) the Acquired Companies, as applicable, have a leasehold or subleasehold interest in, and is in possession of the whole of, all Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances and subject to the Enforceability Limitations, (ii) no Acquired Company, or, to Seller’s Knowledge, as of the date hereof, any other party thereto, is in breach of or default under any lease or sublease for the Leased Real Property, and to Seller’s Knowledge, there are no disputes, Liabilities, claims or demands relating to or in respect of the Leased Real Property or their use which are material and current, (iii) no Acquired Company has, as of the date hereof, received any written notice from any lessor of any Leased Real Property of any breach of or default under any lease or sublease thereto by any Acquired Company, which breach or default has not been cured and (iv) no Acquired Company has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property, except Permitted Encumbrances or as set forth in Section 3.17(c) of the Seller Disclosure Schedules.

(d)    No Acquired Company nor of any of its respective Affiliates has received any written notice from any Governmental Body asserting any violation or alleged violation of applicable Laws with respect to any Real Property that remains uncured as of the date hereof that would, individually or in the aggregate, reasonably be expected to be material to the Business and the Acquired Companies, taken as a whole.

(e)    All expenses, Taxes, fees, rents or any other amounts or obligations, payable to date, in relation to the Real Property have been properly paid or performed and there are no overdue amounts pending payment, in each case, except as would not, individually or in the aggregate, be material to the Business and the Acquired Companies, taken as a whole. The Real Property is in good condition and appropriate for their current use and purpose, except for normal wear and tear. There (i) is no material violation of any Law (including any building, planning or zoning Law) relating to any of the Real Property and (ii) are no contractual or legal restrictions or actions that preclude or restrict or that may preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used.

(f)    All existing services related to water, sewer, steam, gas, electricity, telephone, cable and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as currently conducted and as contemplated to be conducted as of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Acquired Companies, taken as a whole.

Section 3.18    Anticorruption and Sanctions Matters.

(a)    Without limiting the generality of Section 3.10, within the past four (4) years and, to Seller’s Knowledge, within the one (1) year prior to the past four (4) years, no Acquired Company nor any of their controlled Affiliates, or any director, officer or employee of any Acquired Company, nor, to Seller’s Knowledge, any Affiliate of any Acquired Company, has violated in any material respect any applicable Anti-Bribery Laws, Anti-money Laundering Laws, Sanctions and Export Control Laws.

(b)    Neither the Acquired Companies nor any of their controlled Affiliates, nor any officer, director or employee of the Acquired Companies or their controlled Affiliates, nor, to Seller’s Knowledge, any Affiliate of any Acquired Company is a Sanctioned Person.

Section 3.19    Insurance. Section 3.19(a) of the Seller Disclosure Schedules sets forth as of the date hereof a true, correct and complete list of all material insurance policies and coverage maintained by the Acquired Companies (the policies required to be listed on Section 3.19(a) of the Seller Disclosure Schedules, the “Transferred Policies”). Section 3.19(b) of the Seller Disclosure Schedules contains a list, as of the date hereof, of all material insurance policies owned by Seller and its Subsidiaries (other than the Acquired Companies) relating to the Business or any Acquired Company (the policies required to be listed on Section 3.19(b) of the Seller Disclosure Schedules, the “Seller Policies” and, together with the Transferred Policies, the “Insurance Policies”) and describes whether such policies provide claims-made or occurrence-based coverage. With respect to each Insurance Policy, (a) such Insurance Policy is in full force and effect, (b) all material premiums due and payable thereunder have been timely paid, (c) none of Seller, its Subsidiaries or the Acquired Companies, as applicable, has reached or exceeded its policy limits for such Insurance Policy, (d) each of Seller, its Subsidiaries and the Acquired Companies, as applicable, is in material compliance with the terms and conditions of such Insurance Policy and none of Seller, its Subsidiaries or the Acquired Companies, as applicable, is in material breach or default, and none of Seller, its Subsidiaries or the Acquired Companies, as applicable, has taken any action or failed to take any action (with or without notice or lapse of time or both) would constitute such a breach or default, or permit termination or modification of, such Insurance Policy, and (e) in the past three (3) years, no written (or, to Seller’s Knowledge, oral) notice of cancellation, termination or material premium increase has been received with respect to any such Insurance Policy (other than in connection with normal renewals or replacements of such Insurance Policy). Neither Seller, its Subsidiaries (with respect to the Business), nor any Acquired Company has been refused coverage in any material respect by any insurance carrier to which it has applied for insurance or with which it has had insurance coverage during the past two (2) years. There are no outstanding claims involving more than R$500,000 in any individual circumstance pending under any such Insurance Policy.

Section 3.20    Material Contracts.

(a)    Section 3.20(a) of the Seller Disclosure Schedules sets forth as of the date hereof a true, correct and complete list of the following Contracts to which any of the Acquired Companies is a party or by which any of their respective business properties or assets is bound (the Contracts required to be listed on Section 3.20(a) of the Seller Disclosure Schedules, the “Material Contracts”):

(i)    each Contract for the procurement of goods or services related to the Business with any vendor or supplier, which vendor or supplier accounted for a total amount invoiced to the Business during the twelve (12) month period immediately preceding December 31, 2020 in excess of R$2,000,000 and, in any case, the five (5) Contracts with the greatest such amounts;

(ii)    any Contract containing any future capital expenditure obligations of any Acquired Company in excess of R$2,000,000 during the remaining term of such Contract;

(iii)    any partnership, joint venture, limited liability company agreement or other similar Contract involving co-investment by any Acquired Company with any other Person;

(iv)    any Contract relating to the acquisition, disposition, sale or lease (excluding any real property lease) of any business, assets or properties (excluding any real properties) of or by any Acquired Company (whether by merger, sale of quotas or similar equity ownership, sale of assets or otherwise) under which (A) any Acquired Company has any remaining obligation to pay (including all potentially payable “earn out,” contingent purchase price or similar contingent payment obligations) (i) in excess of R$2,000,000, with respect to such acquisition, disposition or sale Contracts, or (ii) R$2,000,000, with respect to such lease (excluding any real property lease), or (B) any other Person has the right to acquire any assets of any Acquired Company after the date of this Agreement with a fair market value or purchase price in excess of R$2,000,000, excluding, in each of the foregoing clauses (A) and (B), acquisitions or dispositions of services, supplies, inventory or products in the ordinary course of the conduct of the Business;

(v)    any Contract that (A) restricts or limits, or purports to restrict or limit, in any material respect the ability of any Acquired Company to compete in any business or with any Person or in any geographic area, (B) contains material exclusivity obligations or restrictions binding on the Business or any Acquired Company (unless such Contract is a commercial sales representative agreement) or (C) requires the Business or any Acquired Company to conduct any business on a “most favored nation” basis with any Person, in each case, other than Contracts (x) containing customary non-solicitation and no-hire provisions entered into in the ordinary course of business or (y) that can be cancelled by an Acquired Company without penalty upon no more than thirty (30) days’ notice;

(vi)    any Contract, including Contracts relating to the IT Systems, pursuant to which an Acquired Company (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property (other than licenses to commercially available software made available on a non-exclusive basis for license fees of less than R$2,000,000 per year) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company Intellectual Property (other than non-material and non-exclusive licenses of Company Intellectual Property granted to vendors, suppliers, resellers or customers in the ordinary course of business consistent with past practice);

(vii)    any Contract relating to or evidencing Indebtedness of any Acquired Company for borrowed money in excess of R$2,000,000 individually in the last twelve (12) months;

(viii)    any Contract between or among an Acquired Company, on the one hand, and Seller or any Affiliate of Seller (other than an Acquired Company), on the other hand; and

(ix)    any Contract that is a settlement, release or compromise agreement pursuant to which an Acquired Company (A) is required to pay after the date hereof consideration in excess of R$2,000,000 or (B) is subject to material ongoing obligations to any Governmental Body.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Acquired Companies, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of an Acquired Company, as applicable, and, to Seller’s Knowledge, each counterparty and is in full force and effect, (ii) none of the Acquired Companies nor, to Seller’s Knowledge, any other party thereto, is in breach of, or in default under, any such Material Contract, and (iii) no event has occurred that with or without notice or lapse of time or both would constitute such a breach or default thereunder by the Acquired Companies or any of their applicable Subsidiaries, or, to Seller’s Knowledge, any other party thereto. No party to any Material Contract has exercised any termination rights or otherwise provided written or, to Seller’s Knowledge, other notice of cancellation or termination with respect thereto. A true, correct and complete copy of each Material Contract in effect as of the date hereof has been made available to Buyer by Seller.

Section 3.21    Customers / Suppliers. Section 3.21 of the Seller Disclosure Schedules sets forth a true, correct and complete list of (a) the top twenty (20) customers of the Acquired Companies (by revenue) and (b) the top twenty (20) suppliers of products or services to the Acquired Companies (by amounts paid or payable), in each case, during the twelve (12) month period ended December 31, 2020. Since December 31, 2020 through the date hereof, none of Seller, any Acquired Company nor any of their respective Subsidiaries has received any written or, to Seller’s Knowledge, other notice from any customer or supplier listed in Section 3.21 of the Seller Disclosure Schedules that such customer or supplier has ceased or intends to cease to, as applicable, use, resell or distribute the products or services of, or supply products or services to, the Acquired Companies.

Section 3.22    Product Liability. There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened in writing against any Acquired Company or any of its respective Subsidiaries in connection with any alleged defect in the design, manufacture, materials or workmanship of any products manufactured, shipped, sold or delivered, or any alleged failure to warn, or any alleged breach of implied warranties or representations, in each case, in connection with the Business or any Acquired Company, that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.23    Brokers. Except for J.P. Morgan Securities LLC (the fees and expenses of which are to be borne solely by Seller), no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Acquired Companies.

Section 3.24    Transactions with Affiliates. No Affiliate of an Acquired Company (other than another Acquired Company) (a) owns any asset, properties or rights, tangible or intangible, used in the business of the Acquired Companies (except as contemplated by any Ancillary Agreement), (b) initiated or, to Seller’s Knowledge, threatened to bring any Legal Proceeding against any Acquired Company during the past three (3) years, (c) provides goods or services to, or receives goods or services from, any Acquired Company (other than services provided and compensation and benefits received in the ordinary course by any director, officer or employee of any Acquired Company or for the goods and services to be provided under the Ancillary Agreements), (d) owes any Indebtedness to, or is owed any Indebtedness by, any Acquired Company, or (e) has engaged in any non-ordinary course transaction with any Acquired Company during the past three (3) years.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date hereof.

Section 4.1    Organization and Authority of Buyer.

(a)    Buyer is duly and validly existing and in good standing under the Laws of its state of organization and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby in accordance with the terms set forth herein.

(b)    The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby have been or will be duly and validly authorized by the requisite corporate or similar action on the part of Buyer.

(c)    This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms in any court having jurisdiction over Buyer, except as such enforceability may be limited by the Enforceability Limitations.

Section 4.2    No Conflicts; Consents.

(a)    Neither the execution, delivery or performance by Buyer of this Agreement, nor the consummation of the transactions contemplated hereby (with or without notice or lapse of time or both):

(i)    conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer;

(ii)    conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Buyer;

(iii)    (A) result in a violation or breach of, (B) constitute a default or an event of default that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, amend, terminate or cancel or (D) require the Consent of any other Person under, any material Contract to which Buyer is a party or is bound; or

(iv)    result in the creation or imposition of any material Encumbrance upon any of the assets or properties of Buyer (other than Permitted Encumbrances);

except in the case of clauses (ii), (iii) and (iv) where such conflict, violation, breach, event of default, creation, imposition or other result described in such clauses would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) Regulatory Approval from CADE, (ii) filing a consent request with the Brazilian Army in connection with the transfer of the ownership of the Quotas contemplated hereby and (iii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3    Legal Proceedings; Governmental Orders. There is no Legal Proceeding pending or threatened in writing against Buyer affecting any of its properties or assets that, if determined adversely to Buyer, would have a Buyer Material Adverse Effect.

Section 4.4    Brokers. Except for BofA Securities, Inc. (the fees and expenses of which are to be borne solely by Buyer), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.5    Investment Purpose. Buyer is acquiring the Quotas for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Quotas are not registered under the Securities Act or any state securities laws, and that the Quotas may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Quotas, and that Buyer has been adequately represented by counsel. Buyer acknowledges that Seller has given Buyer and its Representatives the opportunity to ask questions of Seller and the Acquired Companies and to acquire such additional information regarding the business and financial condition of the Acquired Companies as Buyer has requested.

Section 4.6    Sufficiency of Funds. Buyer currently has and will have on the Closing Date sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price (including the Earn-Out Amount) and the fees and expenses of Buyer related to the transactions contemplated hereby.

Section 4.7    No Other Representations and Warranties. Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in this Agreement, none of Seller, the Acquired Companies or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Companies, and (ii) Buyer will have no right or remedy (and Seller will have no liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller or the Acquired Companies.

ARTICLE 5

COVENANTS

Section 5.1    Conduct of Business of the Acquired Companies.

(a)    During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except (i) as otherwise expressly required by this Agreement (including with respect to the Pre-Closing Restructuring) or to the extent relating exclusively to the Excluded Business, (ii) as set forth in Section 5.1(b) of the Seller Disclosure Schedules, (iii) as required by any Law or Order (including any COVID-19 Measures) applicable to Seller or the Acquired Companies or the assets, or operation of the Business, (iv) for actions taken in Seller’s reasonable judgment that are necessary to protect the health and safety of the employees of any Acquired Company in response to the COVID-19 Pandemic or any COVID-19 Measures (with prompt notice of any material action taken in connection therewith made to Buyer to the extent practicable), or (v) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Acquired Companies to (A) operate the Business in the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve the Business’s organizations, assets and technology; and (C) use commercially reasonable efforts to maintain and preserve the Business’s relationships and good will with customers, suppliers and others having material business dealings with the Business.

(b)    Without limiting the generality, and in furtherance, of the foregoing Section 5.1(a), during the Pre-Closing Period, except (i) as otherwise expressly required by this Agreement (including with respect to the Pre-Closing Restructuring) or to the extent relating exclusively to the Excluded Business, (ii) as set forth in Section 5.1(b) of the Seller Disclosure Schedules, (iii) as required by any Law or Order (including any COVID-19 Measures) applicable to Seller or the Acquired Companies or the assets, or operation of the Business, or (iv) solely in the case of Section 5.1(b)(xi), (xiii), (xiv) or, in respect of the foregoing, (xxi), for actions taken in Seller’s reasonable judgment that are necessary to protect the health and safety of the employees of any Acquired Company in response to the COVID-19 Pandemic or any COVID-19 Measures (with prompt notice of any material action taken in connection therewith made to Buyer to the extent practicable), Seller shall not, with respect to the Business and the Acquired Companies, and shall cause the Acquired Companies not to, take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    make any amendment to the Organizational Documents of the Acquired Companies;

(ii)    issue, sell, grant, pledge, or otherwise dispose of, or grant or suffer to exist any Encumbrance with respect to, any of the quotas, capital stock or equity securities of the Acquired Companies’, including the Quotas, or grant any options, warrants or other rights to acquire any such quotas, capital stock or equity securities or other interest or any instrument convertible into or exchangeable or exercisable for any such quotas, capital stock or equity securities or other interest;

(iii)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of any Acquired Company, file a petition in bankruptcy, judicial or extrajudicial reorganization under any provisions of federal or state bankruptcy Law on behalf of any Acquired Company or consent to the filing of any bankruptcy petition against any Acquired Company under any similar Law;

(iv)    create any Subsidiary of any Acquired Company;

(v)    make any changes in any accounting methods, principles or practices, other than as may otherwise be required by an official change in IFRS or applicable Law;

(vi)    (A) incur, assume or guarantee any Indebtedness or Liability of any other Person other than (1) indebtedness that will be repaid prior to or on the Closing Date (2) in the ordinary course of business consistent with past practice, or (3) with respect to Taxes, as required by applicable Law, or (B) enter into or participate in any transaction of the type described in clause (a)(iii), clause (d) or, to the extent related to clauses (a)(iii) or (d), clause (e) of the definition of “Indebtedness”;

(vii)    except in the ordinary course of business consistent with past practice, grant or suffer to exist any Encumbrance, other than any Permitted Encumbrances, on any properties or assets, tangible or intangible, of the Business;

(viii)    sell, lease, pledge, abandon, assign or otherwise dispose of any of the assets, properties or rights of the Business, except (A) pursuant to existing Contracts or (B) in the ordinary course of business consistent with past practice;

(ix)    sell, assign, transfer, abandon, allow to lapse, lease, license or otherwise dispose of any Intellectual Property, other than (i) non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice or (ii) the abandonment or letting lapse of non-material Intellectual Property in the ordinary course of business consistent with past practice;

(x)    purchase or acquire, or agree to purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock, quotas or assets or any other business combination), any shares or other interest in any company, corporation, partnership, or other similar venture, business organization or division thereof;

(xi)    increase any wages, salaries, benefits, bonuses or other compensation of any Employee of the Acquired Companies that provides services to the Acquired Companies, except (A) in the ordinary course of business consistent with past practice, (B) as prescribed by the terms of any Benefits Plan, or (C) as required by applicable Law (including any COVID-19 Measures);

(xii)    make any capital investment in, or make or forgive loan or extension of credit or series of loans or extensions of credit to the same person or group of persons in excess of R$2,000,000;

(xiii)    other than in the ordinary course of business or as required by applicable Law or pursuant to the express terms and conditions of any Retention Agreement or Benefits Plan, (A) amend, terminate, cancel, waive or otherwise modify any Retention Agreement or Benefits Plan or (B) enter into, establish, implement or approve any Retention Agreement, Retirement Benefit Arrangement or Benefits Plan;

(xiv)    except in the ordinary course of business consistent with past practice, (A) amend, terminate, cancel, waive or otherwise modify any Material Contract, Permit or material insurance coverage or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(xv)    commit or authorize any commitment to make or make any capital expenditures in excess of R$1,000,000, individually or in the aggregate, other than the capital expenditures expressly contemplated by the 2021 annual budget of the Business made available to Buyer;

(xvi)    settle, pay or discharge any Legal Proceeding where such settlement, payment or discharge would (A) require the payment of an amount in excess of R$3,000,000, (B) involve an admission of wrongdoing or criminal guilt, or (C) impose any restrictions upon the Business or the Acquired Companies (or, following the Closing, Buyer or its Affiliates);

(xvii)    except with respect to dividends or distributions of cash and cash equivalents (including Cash), declare, accrue, pay or set aside any dividend, profits, interest on capital (JCP) or make any distribution (whether in cash, stock, quotas, property or other assets) with respect to the Acquired Companies;

(xviii)    make any contribution to any political party, political candidate or any official of a Governmental Body;

(xix)    enter into a new line of business or abandon or discontinue any existing line of Business;

(xx)    change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practice; or

(xxi)    authorize, commit, agree or otherwise become obligated to take any of the actions in the foregoing clauses (i) through (xx).

(c)    During the Pre-Closing Period, Seller and Buyer or Representatives thereof shall have calls once every two (2) weeks during which Seller shall provide Buyer with reasonable updates regarding the Business. Notwithstanding the foregoing, the Parties agree that such calls shall proceed in strict compliance with Federal Law No. 12,529/2011 and any other applicable Law from the date hereof until the date of the approval from CADE.

(d)    Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of any Acquired Company prior to the Closing. Prior to the Closing, Seller and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Companies.

Section 5.2    Access to Information.

(a)    During the Pre-Closing Period, Seller shall, and shall cause the Acquired Companies to, provide Buyer and its Representatives with reasonable access to (i) all of the Business’ properties, assets, books, records, data and information; (ii) all senior management and key employees of the Business; and (iii) any other information to the extent concerning or relating to the Acquired Companies, the Business or the Pre-Closing Restructuring as Buyer or any of its Representatives may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby. All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Seller, (B) conducted in such a manner as not to unreasonably interfere in any material respect with the normal operations of the Acquired Companies, (C) coordinated through James Standen or a designee thereof, and (D) conducted with Buyer bearing Seller’s reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, and Seller shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, neither Seller nor the Acquired Companies shall be required to provide access or disclose information where such access or disclosure would, upon the advice of counsel, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Seller or the Acquired Companies, (2) conflict with any Law or Order (including any COVID-19 Measures) applicable to Seller or the Acquired Companies or (3) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, Seller shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and with Buyer bearing Seller’s reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2) or (3). Notwithstanding any of the foregoing, the Acquired Companies may limit the access provided for in this Section 5.2(a) to the extent such access, as reasonably determined by the Acquired Companies in light of the COVID-19 Pandemic or any COVID-19 Measures, would jeopardize the health and safety of any of the employees or other representatives of the Acquired Companies; provided, that if such access is limited, Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide such access in an alternative manner, including via virtual or electronic means. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of Seller (which consent may be withheld for any reason), Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier or customer of the Acquired Companies regarding the business, operations, or prospects of the Acquired Companies or this Agreement or the transactions contemplated hereby.

(b)    Buyer will hold any information obtained pursuant to Section 5.2(a) in confidence in accordance with the Confidentiality Agreement.

(c)    Except to the extent documented in writing in a consent granted by Buyer pursuant to Section 5.1(a) or on another waiver, consent or amendment to or under this Agreement executed by Buyer, no information or knowledge obtained in any investigation by Buyer or other information received by Buyer pursuant to Section 5.2(a) shall operate as a waiver or be deemed to modify or otherwise affect any representation, warranty or agreement contained herein or in any Ancillary Agreement or certificate, document or other instrument delivered in connection herewith, the conditions to the obligations of the Parties to consummate the Closing in Article 7 or otherwise prejudice in any way the rights and remedies of Buyer hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Seller herein.

Section 5.3    Notification of Certain Matters. During the Pre-Closing Period, each Party shall promptly notify the other Party of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied; provided, however, that either Party’s failure to give notice of any such occurrence as required pursuant to this Section 5.3 shall not be (i) deemed to be a breach of the covenant contained in this Section 5.3, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article 7 have been satisfied.

Section 5.4    Efforts to Consummate. Subject to Section 5.5 and Section 5.6, during the Pre-Closing Period, each of Buyer and Seller shall, and Seller shall cause the Acquired Companies to, use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 7.

Section 5.5    Consents.

(a)    During the Pre-Closing Period, each of Buyer and Seller shall, and Seller shall cause the Acquired Companies to, use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to the Contracts set forth in Section 5.5(a) of the Seller Disclosure Schedules; provided, however, that Seller shall not have any obligation to (i) amend or modify any Contract, (ii) pay any consideration to any Person for the purpose of obtaining any such Consent from such Person or (iii) pay any costs and expenses of any Person necessary to obtain such Consent from such Person, which costs and expenses (if any) shall be split equally between Seller and Buyer; provided, that, unless already considered in the Closing Net Debt Amount, any fees and expenses incurred at or following the Closing in connection with the prepayment or repayment of any amounts outstanding to any financial institution and payable to such institutions pursuant to their Contracts with the Acquired Companies as a result of the consummation of the transactions contemplated hereby shall be borne solely by Seller unless Buyer voluntarily determines to repay such Indebtedness early, in which event Buyer shall bear any prepayment penalties.

(b)    Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts to which any Acquired Company is party and that such Consents and waivers may not be obtained prior to Closing and are not conditions to the consummation of the transactions contemplated hereby. Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consents or the termination of any Contract as a result of the transactions contemplated hereby, except in connection with a breach of Section 3.5; provided, that for a period of ninety (90) days following the Closing Date, Seller shall reasonably cooperate with Buyer and the Acquired Companies and use its commercially reasonable efforts to obtain any Consent not obtained prior to Closing. Buyer acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination or (iii) any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or waiver or any such termination, in each case of clauses (i) through (iii), so long as such Consent was disclosed in Section 3.5 of the Seller Disclosure Schedules.

Section 5.6    Regulatory Approvals.

(a)    Subject to the other terms and conditions of this Section 5.6, during the Pre-Closing Period, each of Buyer and Seller shall, and shall cause its respective Affiliates and, with respect to Seller, the Acquired Companies to, use reasonable best efforts to (i) obtain, or cause to be obtained, the Regulatory Approvals, including to cause any relevant waiting periods to terminate or expire as promptly as practicable, (ii) respond as promptly as practicable to any requests for information made by any Governmental Body, (iii) reasonably cooperate with the other Party as promptly as practicable in seeking to obtain all such Regulatory Approvals, and (iv) not take any action with the knowledge or purpose that such action would delay, impair or impede the receipt of any such Regulatory Approval.

(b)    Without limiting the generality of the foregoing and subject to Section 5.6(c), the Parties (led by Buyer) shall, as promptly as reasonably practicable and, in no event, later than fifteen (15) Business Days after the date hereof, cooperate so as to jointly prepare and file all notifications, filings, registrations, submissions or other materials required or necessary to obtain the Regulatory Approvals, including the Regulatory Approval from CADE. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.6(a) shall be paid entirely by Buyer, provided, however, that in the case of the Regulatory Approval to be sought from CADE, (i) any penalties imposed by such administrative council shall be borne by the Party that was the principal cause of, or took the action that resulted in, such penalty; and (ii) each Party shall bear the expenses of its own counsel incurred in connection with seeking such approval.

(c)    To the extent not prohibited by applicable Law, each of Buyer and Seller shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body, in each case, which relates to this Agreement or the transactions contemplated hereby, (ii) consult with and permit the other Party to review in advance within a reasonable period before the applicable deadline any proposed filing and any written or oral communication, including any talking points or agendas for meetings, or correspondence by such Party to any Governmental Body and (iii) consider in good faith the views and comments of such other Party in connection with any proposed document sent to the relevant Governmental Body or any other written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.6 or the transactions contemplated by this Agreement. Neither Buyer nor Seller shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Body in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.6 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d)    Without limiting the generality of the foregoing, Buyer shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain any Regulatory Approvals required under any applicable Antitrust Law and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Body, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including (i) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Body, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Buyer and its Affiliates and the Acquired Companies and (B) any other restrictions on the activities of Buyer and its Affiliates and the Acquired Companies and (iii) contesting, defending and appealing any threatened or pending Legal Proceeding or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of either Party to consummate, or otherwise delay the consummation of, the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, that, in no event shall Buyer or their Affiliates be obligated to take any action under this Section 5.6(d) that would be materially adverse to the Acquired Companies or the Business, taken as a whole, as compared to such persons if such action (when taken together with all other actions undertaken with respect to the matters contemplated by this Section 5.6) did not need to be taken in order to effect the Closing. For the avoidance of doubt, the Parties agree, for all purposes of this Agreement, that the Regulatory Approval from CADE shall be deemed to have been obtained on the earlier of (i) the expiration of the fifteen (15) day period for further requests for review or third-party appeals after the publication in the Brazilian Official Gazette (Diário Oficial da União) of the decision issued by the General Superintendent of CADE (Superintendência-Geral do CADE) approving the transactions herein, as set forth in article 131 of CADE’s Internal Rules (Regimento Interno do CADE); and (ii) the publication in the Brazilian Official Gazette (Diário Oficial da União) of the Administrative Tribunal of CADE (Tribunal Administrativo de Defesa Econômica) final decision approving the transactions contemplated hereby.

(e)    In the event that the transactions contemplated hereby are not approved by CADE or are approved with restrictions, each the Parties shall use its reasonable best efforts to negotiate with the other, in good faith and in a timely manner, as to how to comply with the decision of the General Superintendent, before a final decision is reached by its Tribunal. Notwithstanding the foregoing, the denial or the partial approval of the transactions contemplated hereby will not result in any obligation of a Party to indemnify the other Party.

(f)    The Parties acknowledge and agree that the obligations set forth in this Section 5.6 shall be in addition to, and not in limitation of the generality of, the matters set forth in Section 5.4 and Section 5.5.

Section 5.7    Resignations. At least five (5) Business Days prior to the Closing, Buyer shall notify Seller in writing of the officers and directors of the Acquired Companies, if any, that Buyer wishes to have resign from his or her position in any of the Acquired Companies (not as an employee unless otherwise so required pursuant to this Agreement). If Buyer requests any resignations, the replacement of such officers and directors shall be approved by Seller through the Closing AAO.

Section 5.8    Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, neither Buyer nor Seller (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.9    Non-Solicitation. From the Closing Date until the date that is three (3) years following the Closing Date (or any other date agreed in writing by Seller and Buyer), Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer (which consent may be withheld, conditioned or delayed in Buyer’s sole discretion), directly or indirectly (i) solicit for employment or hire any director, officer or employee of the Acquired Companies or (ii) induce or encourage any director, officer or employee of the Acquired Companies to no longer be employed by any Acquired Company; provided, however, that nothing in this Section 5.9 shall prohibit Seller or any of its Affiliates from (A) engaging in general solicitations to the public or general advertising not targeted at employees of any Acquired Company or (B) inducing, encouraging, soliciting or hiring any employee whose employment has been terminated by any Acquired Company at or following the Closing.

Section 5.10    Non-Competition.

(a)    From the Closing Date until the date that is three (3) years following the Closing Date (or any other date agreed in writing by Seller and Buyer), Seller shall not, and shall cause its Affiliates (together with Seller, the “Restricted Entities”) not to, without the prior written consent of Buyer (which consent may be withheld, conditioned or delayed in Buyer’s sole discretion), directly or indirectly (i) engage in any Competing Business or (ii) own any equity interest, or operate, control, manage, advise or participate in any Person that engages directly or indirectly in the Competing Business.

(b)    Notwithstanding anything herein to the contrary, the prohibitions in Section 5.10(a) shall not prevent or restrict:

(i)    any Restricted Entity from performing any act or conducting any business expressly required by this Agreement or any Ancillary Agreement;

(ii)    any Restricted Entity from performing any act or conducting the Excluded Business as conducted as of the date hereof;

(iii)    any acquisition (whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) by Seller or any of its Affiliates of all or any part of a business or Person that is engaged in the Competing Business where the revenues of the acquired Competing Business represent no more than ten percent (10%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such business’s or Person’s most recently completed fiscal year; provided, that if the aggregate consolidated revenues for the portion of such acquired business that is engaged in a Competing Business are equal to or greater than R$50,000,000 for such business’s most recently completed fiscal year, Seller shall promptly divest the portion of such business or person that is engaged in a Competing Business promptly following such acquisition;

(iv)    the passive ownership by any Restricted Entity, directly or indirectly, of less than five percent (5%) of any class of the securities of any Person traded on a national or international securities exchange; or

(v)    any Restricted Entity from manufacturing, selling, or marketing products involving chemical solutions, products primarily used for water treatment purposes, or products in any form that consist of salt or sulfate of potash.

(c)    Buyer and Seller acknowledge that (i) the covenants set forth in this Section 5.10 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement, and (ii) this Section 5.10 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement, any Ancillary Agreement or any other document contemplated by this Agreement.

(d)    It is the intention of the Parties that if any restriction or covenant contained in this Section 5.10 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but to the extent such restriction or covenant would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.10) that would be valid and enforceable under such applicable Law.

Section 5.11    Books and Records. For a period of six (6) years after the Closing, each of Buyer and Seller shall (and Buyer shall cause the Acquired Companies to) use reasonable efforts to (a) give Buyer or Seller, as the case may be, and its Representatives reasonable access during normal business hours to its Representatives, including employees, books and records and other information with respect to the Acquired Companies relating to periods prior to the Closing for any reasonable purpose, including as may be necessary for (i) the preparation of Tax Returns and financial statements and (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 9), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws), and (b) maintain all such books and records in the same or a similar accessible format as currently existing. The access provided pursuant to this Section 5.11 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Acquired Companies or Seller, as the case may be, and in no event will Buyer, Seller or the Acquired Companies be required to furnish any documents or information pursuant to this Section 5.11 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged. Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.11 shall be subject to any applicable rules relating to discovery. Notwithstanding anything contained herein or in any other agreement between Seller and Buyer executed on or prior to the date hereof, neither Party nor its Subsidiaries (including, as applicable, each Acquired Company) shall have any obligation to make available to the other Party or its employees, agents or representatives, or provide the other Party or its employees, agents or representatives with, (a) any Tax Return or any related material, or any other information related to Taxes or (b) any information if making such information available would (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Law, fiduciary duty or binding agreement to which the disclosing Party or its Affiliates is a party, or (iii) cause competitive harm to the disclosing Party or any of its Affiliates.

Section 5.12    Confidentiality.

(a)    The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    From and after the Closing until the date that is two (2) years after the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Business in its or their possession; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Seller or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Seller shall, (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Seller or its Affiliates or Representatives in breach of this Section 5.12(b) or (B) becomes available to Seller or its Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Seller or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information.

(c)    From and after the Closing until the date that is two (2) years after the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to Seller and its Affiliates (other than the Acquired Companies or the Business), including any information that was furnished to Buyer and its Affiliates or Representatives by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Buyer (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such applicable Law or Order, provide Seller with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Seller’s request, reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Seller’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 5.12(c), (B) was in the possession of Buyer or its Affiliates or Representatives prior to its being furnished thereto in connection with this Agreement, (C) becomes available to Buyer or its Affiliates or Representatives from a source other than Seller or its Affiliates or Representatives if the source of such information is not known by Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or its Affiliates with respect to such information or (D) is independently developed by Buyer or its Affiliates without breach of this Section 5.12(c).

Section 5.13    Employment and Benefits Arrangements.

(a)    Except as specifically provided herein, Buyer will cause service rendered prior to the Closing Date by Covered Employees to be recognized for all purposes under all employee benefit plans, programs, policies and arrangements (including, but not limited to, paid time off and severance) of Buyer (including, following the Closing, the Acquired Companies), to the same extent that such service was recognized under the corresponding plans of Seller (including the Acquired Companies) for those purposes; provided, that nothing herein shall result in the duplication of any benefits. Without in any way limiting the foregoing, Covered Employees will not be subject to any pre-existing condition limitation or waiting period under any health plan of Buyer or its Affiliates for any condition for which they would have been entitled to coverage, or satisfied any waiting period, under the corresponding plan of the Seller (including the Acquired Companies) in which they participated immediately prior to the Closing Date. Buyer will cause such Covered Employees to be given credit under such health plans of Buyer for co-payments made and deductibles and out-of-pocket expenses satisfied prior to the Closing Date.

(b)    Each Acquired Company shall be responsible for and continue to pay, whether before (assuming the completion of the Pre-Closing Restructuring) or after the Closing Date, and on and after the Closing Date, Buyer shall bear and shall cause to be paid, all expenses and benefits under Benefits Plans and other employee benefit plans that are sponsored by any Acquired Company for Covered Employees, former employees of any Acquired Company and the dependents and beneficiaries thereof (to the extent such Covered Employees, former employees and dependents and beneficiaries thereof are entitled to participate in such Benefits Plans) and Seller shall not have any liability or obligations on or after the Closing Date with respect to expenses and benefits under such Benefits Plans and other employee benefit plans.

(c)    Each of Buyer and Seller acknowledge and agree that all provisions contained in this Section 5.13(c) are included for the sole benefit of Buyer and Seller, and that nothing in this Agreement, whether express or implied, shall (i) create any third party beneficiary or other rights in any other person, including any Covered Employee or former employee of the Acquired Companies, or any dependent or beneficiary thereof under or by reason of this Section 5.13(c), (ii) amend or be deemed to amend any Benefits Plan or other compensation or benefit plan, policy or arrangement or (iii) entitle any Employee to continued employment with the Acquired Companies or restrict any Acquired Company’s ability to terminate the employment of any Employee.

Section 5.14    Termination of Affiliate Arrangements.

(a)    All Contracts and arrangements (including all intercompany receivables and payables) between an Acquired Company, on the one hand, and any of its respective Affiliates (including Seller and any Excluded Subsidiary), on the other hand, other than any Contracts or arrangements (i) listed on Section 5.14(a) of the Seller Disclosure Schedules, (ii) transferred pursuant to the Pre-Closing Restructuring or (iii) to which only Acquired Companies are party, shall be terminated and cancelled or repaid as of the Closing Date, and all obligations and Liabilities thereunder shall be deemed to have been satisfied.

(b)    Each of Buyer and Seller shall reasonably cooperate with each other prior to the Closing Date and use its commercially reasonable efforts to procure that any guarantees, comfort letters or commitments by Seller or its Affiliates (other than the Acquired Companies) set forth in Section 5.14(b) of the Seller Disclosure Schedules for obligations of the Business under agreements to which any Acquired Company is a party (other than any agreements transferred pursuant to the Pre-Closing Restructuring) (the “Seller Guarantees”) are terminated as of the Closing, including if requested by the relevant beneficiary of such Seller Guarantee following discussions between such beneficiary and Buyer, by Buyer offering guarantees, support or other security arrangements reasonably acceptable to the relevant beneficiary of such Seller Guarantee (including bank or other third-party guarantees, letters of credit or insurance), instituting back-to-back arrangements where direct assumption of such an obligation by Buyer is not possible or taking such other actions as Buyer and such beneficiary may mutually agree on. Each of Buyer and Seller shall use its commercially reasonable efforts to procure that no Seller Guarantees (and, so long as any Seller Guarantee remains in effect, no obligations thereunder) are renewed, extended, expanded or amended after the Closing (except in accordance with this Section 5.14(b)). If any Seller Guarantees are not terminated as of the Closing (the “Continuing Seller Guarantees”), (a) each of Buyer and Seller shall use its commercially reasonable efforts to procure that the Continuing Seller Guarantees be fully, irrevocably and unconditionally terminated as promptly as practicable after the Closing and (b) Buyer shall reimburse Seller for any Losses incurred by Seller to the extent directly or indirectly relating to or arising out of the ownership, operation or conduct of the Business under the Continuing Seller Guarantees, unless such Losses are indemnifiable under Section 9.2. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to reimburse, defend, indemnify or hold harmless Buyer or its Affiliates and Representatives from, against and in respect of any and all Losses resulting from, or that exist or arise due to or in connection with the Continuing Seller Guarantees, unless (i) such Losses are indemnifiable under Section 9.2, or (ii) Seller fails to provide the cooperation or expend the efforts contemplated by this Section 5.14(b).

Section 5.15    Intellectual Property Matters.

(a)    Subject to Section 5.17 and except as expressly provided in this Section 5.15, in an Ancillary Agreement or as expressly contemplated by Exhibit E under Section 5.17, Buyer (which for the purposes of this Section 5.15 shall include the Acquired Companies following the Closing), acknowledges and agrees that it is not purchasing, acquiring or licensing any right, title or interest in, to or under (i) any Intellectual Property owned by Seller and any of its Affiliates (other than the Acquired Companies) or (ii) any Excluded Business Intellectual Property. (collectively, “Seller Intellectual Property”).

(b)    As soon as practicable after Closing but in any case no later than one hundred and eighty (180) days following the Closing Date, Buyer and its Affiliates shall (i) cause the corporate names and any other names of the Acquired Companies containing Trademarks owned by Seller and any of its Affiliates containing, or consisting of, “COMPASS” (“Seller’s Trademarks”) to change to corporate names or any other names that do not incorporate, suggest, consist of or include, in whole or in part, and are not confusingly similar to, any of the Seller’s Trademarks and (ii) amend or terminate any registration or certificate of assumed name, fictitious name, d/b/a filings, or other filings containing any such Seller’s Trademarks so as to eliminate such Seller’s Trademarks therefrom. Upon request, the Acquired Companies shall promptly deliver to Seller any relevant documentation evidencing such name change, including any name change amendment and name change notice filed with or submitted to any Governmental Body in each jurisdiction in which any such Acquired Company is qualified to do business.

(c)    Seller (on behalf of itself and its Affiliates) hereby grants to the Acquired Companies a non-exclusive, nontransferable, non-sublicensable license to continue to use in Brazil, Paraguay, Bolivia, Colombia and Peru, for a transitional period of up to eighteen (18) months following the Closing Date, the Trademark “Compass Minerals”, and for a transitional period of up to two (2) months following the Closing Date, the Trademark “Wolf Trax” (the “Licensed Marks”) on existing inventory of products (including labels and packaging) held by or in the possession of the Acquired Companies and already labeled as of the Closing Date. Such use shall be substantially in the manner as each Licensed Mark was used by the Business of the Acquired Companies immediately prior to the Closing Date but after the Pre-Closing Restructuring. All goodwill arising from the use of the Licensed Marks shall inure to the benefit of Seller, and under no circumstances shall the Acquired Companies use the Licensed Marks in any manner that may damage or tarnish the reputation of Seller or its Affiliates or the value of or goodwill associated with such designation or logo, or in any other manner detrimental to Seller or its Affiliates. Buyer acknowledges and agrees that maintaining the goodwill associated with the use of the Licensed Marks is of substantial importance to the Seller. Therefore, Buyer agrees, and shall cause the Acquired Companies to ensure, that all products bearing any Licensed Mark shall meet the same high standards of quality and appearance that were maintained by the Acquired Companies prior to the Closing Date and other reasonable standards as such standards are provided in writing to the Acquired Companies. Without limitation to any other rights the Seller may have, if Seller becomes aware that the Acquired Companies are not complying with the foregoing standards and notifies the Buyer or the Acquired Companies in writing thereof, then the Buyer shall cause the Acquired Companies to cure such noncompliance as soon as is reasonably practicable, but in any event within forty-five (45) days thereafter. Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses of the Seller Indemnitees to the extent arising out of the use by the Acquired Companies of any Licensed Mark, except to the extent that the use of any Licensed Mark, as permitted in this Section 5.15(c), infringes the Trademarks of any third party, or to the extent such Losses arise out of a breach of this Agreement or any Ancillary Agreement by Seller or any of its Affiliates.

(d)    If at any time following the Closing, Buyer, any Acquired Company or Seller discovers any Trademark registration or application (including any Internet domain name registration) for any Seller’s Trademarks that is owned or registered in the name of any Acquired Company, Buyer shall, at Seller’s sole cost and expense, cause the Acquired Companies to take all reasonable actions, including executing any documents, to promptly transfer and assign all right, title and interest in and to such trademark registrations and applications (including any Internet domain name registrations) to Seller or a designee specified by Seller.

(e)    Nothing contained in this Agreement shall be interpreted as Buyer or any of the Acquired Companies licensing any Produquimica Trademarks to Seller or Affiliates. As soon as practicable after Closing, and in any event by the date that is twelve (12) months following the Closing Date, Buyer, Seller and their respective Affiliates shall permanently cease use of the Produquimica Trademarks.

(f)    No earlier than five (5) days prior to the Closing Date, Seller shall deliver to Buyer a true, correct and complete list as of the date of such delivery of all Company Registered Intellectual Property and for each item of Company Registered Intellectual Property (i) the owner(s) of such item, (ii) the jurisdictions in which such item has been issued or registered or filed, (iii) the issuance, registration or application date, as applicable, for such item and (iv) the issuance, registration or application number, as applicable, for such item.

(g)    For a period of six (6) months following the Closing Date, Seller will provide Buyer with reasonable assistance sufficient to provide the data relating to the Business from FUSION (MyCompass) to be exported and reasonably imported to Buyer’s or an Acquired Company’s systems.

Section 5.16    Ancillary Agreements. On the Closing Date, each of Buyer and Seller shall (and, if applicable, each shall cause its Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed prior thereto.

Section 5.17    Pre-Closing Restructuring.

(a)    Prior to the Closing, the Seller shall, and shall cause the Company and their Affiliates to, do all things necessary, proper or advisable under applicable Law to effect the Pre-Closing Restructuring in accordance with Exhibit E. No changes or modifications will be made to Exhibit E after the date hereof unless agreed to in writing by Buyer and Seller; provided, that no such agreement will be required for the Seller to cause any Acquired Company to elect to change its tax classification for U.S. tax purposes under Treasury Regulation Section 301.7701-3. Buyer and Seller shall cooperate in good faith and use their reasonable best efforts to reach agreement regarding any changes or modification either Party requests to be made to Exhibit E.

(b)    If, at any time following the Closing, any Party becomes aware that (i) any asset, right, Contract or Liability (or portion thereof) of the Excluded Business remains with an Acquired Company, (A) Buyer shall, and shall cause the Acquired Companies and its Affiliates to, promptly transfer such asset, right, Contract or Liability, as applicable, to Seller or its Affiliates, and (B) Seller shall promptly assume or cause its Affiliates to assume such asset, right, Contract or Liability, as applicable, or (ii) any asset, right, Contract or Liability (or portion thereof) of the Business remains with, or in connection with the Pre-Closing Restructuring is transferred to, Seller or its Affiliate, (A) Seller shall, and shall cause its Affiliates to, promptly transfer such asset, right, Contract or Liability, as applicable, to the Acquired Companies, and (B) the Acquired Companies shall promptly assume such asset, right, Contract or Liability, as applicable.

(c)    In the event that any of the real estate and agreement transfers expressly described in Exhibit E has not been completed as of the Closing (each, a “Specified Transfer”), (i) Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to complete any such Specified Transfer as promptly as practicable following the Closing; provided, that Seller shall be responsible for all out-of-pocket costs and expenses related to any Specified Transfer and assumptions set forth in this Section 5.17(c), (ii) Seller shall bear any Transfer Taxes imposed on, or arising as a result of, any Specified Transfer and indemnify Buyer for any such Transfer Taxes, and (iii) Buyer shall, and shall cause the Acquired Companies after Closing, to reasonably cooperate with Seller and its Affiliates in connection with any Specified Transfer, including by providing any information and executing any instrument as may be reasonably requested by Seller for the completion of any Specified Transfer.

Section 5.18    Closing AAO Registration. The Parties shall, and Buyer shall cause the Acquired Companies to, cooperate with one another to register the Closing AAO, including by executing any and all documents necessary to comply with any requirements of a Governmental Body or by adjusting the Closing AAO as necessary to implement the actions set forth therein.

Section 5.19    Hazardous Materials License.

(a)    Seller shall cause the Company to request in writing, within five (5) Business Days following the date hereof, the prior written authorization by the Brazilian Army in connection with the transfer of the ownership of the Quotas contemplated hereby. The Parties shall, and Seller shall cause the Acquired Companies to, mutually cooperate with each other to also inform the Civil Police and the Federal Police of Brazil of the change on their records related to the Permits set forth on Exhibit I due to the acquisition of the Quotas by Buyer, within thirty (30) days following the Closing Date.

(b)    As promptly as practicable after Closing, Buyer shall, and shall cause any applicable Acquired Company to, use reasonable best efforts to obtain the written authorization by the Brazilian Army to change the applicable Acquired Company’s registration data with the Brazilian Army as a result of the transactions contemplated hereby.

Section 5.20    Compliance with the Applicable Data Protection Laws. Seller shall cause the Acquired Companies to use their respective commercially reasonable efforts to become compliant in all material respects with all applicable Data Protection Laws in Brazil (including Law No. 13.709/18) by the Closing Date.

Section 5.21    Insurance.

(a)    Buyer hereby acknowledges that the Seller Policies will not transfer with the Business as part of the transactions contemplated hereby. Except as provided in Section 5.21(c), Buyer shall not, and shall cause its Affiliates, including the Acquired Companies after the Closing, as applicable, not to, assert, by way of any claim or otherwise, any right to any Seller Policies or any benefit under any such Seller Policies, and Seller and its Affiliates (other than the Acquired Companies) shall retain after the Closing all right, title and interest in and to Seller Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

(b)    Except as provided in Section 5.21(c), at the Closing, as applicable, Buyer shall release, and shall cause its Affiliates, including the Acquired Companies, to release all rights to all Seller Policies.

(c)    Notwithstanding anything herein to the contrary, all claims and proceeds actually paid out to Seller or any of its Subsidiaries under occurrence-based Seller Policies (other than actual or de facto self-insurance arrangements) after the Closing shall be for the benefit of Buyer to the extent such claims and proceeds are in respect of the Business or the Acquired Companies arising from any event, act or omission prior to the Closing and Seller shall cause such proceeds to be transferred to Buyer promptly after such proceeds are received by Seller after the Closing; provided, however, that, such proceeds shall be for the benefit of, and shall be kept by, Seller or its Subsidiaries, as applicable, to the extent such proceeds are reimbursements for losses due to business interruption. If (i) Buyer would be entitled to the proceeds of a claim made after the Closing under an occurrence-based Seller Policy (other than any actual or de facto self-insurance arrangement) relating to any period prior to the Closing and (ii) Buyer informs Seller in a timely manner of such claim, then Seller shall report and pursue such claim in a manner that is at least as favorable to the claimant as the manner in which Seller reports and pursues claims; provided, that if the insurer disputes such claim, then Seller shall only be required to contest such position of the insurer if Buyer pays, without the right to reimbursement, indemnity or set-off, the costs and expenses of such contest (without regard to the outcome of such dispute). With respect to insurance coverage written on a claims-made basis, Seller and its Subsidiaries shall have no Liability to Buyer and its Affiliates or the Business under such insurance coverage in connection with claims made or that could have been made after the Closing; provided, that to the extent Closing Net Working Capital takes into account rights to receive further payments under such policies as an asset of the Business or the Acquired Companies, Buyer shall have the right to receive such payment if and when made to Seller.

(d)    Notwithstanding anything herein to the contrary, all claims and proceeds actually paid out to any of the Acquired Companies under occurrence-based Transferred Policies (other than actual or de facto self-insurance arrangements) after the Closing shall be for the benefit of Seller to the extent such claims and proceeds are in respect of the Business or the Acquired Companies arising from any event, act or omission prior to the Closing and relate to business interruption or to any property damage that was remedied prior to Closing and Buyer shall cause such proceeds to be transferred to Seller promptly after such proceeds are received by any of the Acquired Companies after the Closing. If (i) Seller would be entitled to the proceeds of a claim made after the Closing under an occurrence-based Transferred Policy (other than any actual or de facto self-insurance arrangement) relating to any period prior to the Closing and (ii) Seller informs Buyer in a timely manner of such claim, then the Acquired Companies shall report and pursue such claim in a manner that is at least as favorable to the claimant as the manner in which Buyer reports and pursues claims; provided, that if the insurer disputes such claim, then the Acquired Companies shall only be required to contest such position of the insurer if Seller pays, without the right to reimbursement, indemnity or set-off, the costs and expenses of such contest (without regard to the outcome of such dispute). With respect to insurance coverage written on a claims-made basis, Buyer and its Subsidiaries (including following the Closing, the Acquired Companies) shall have no Liability to Seller and its Affiliates under such insurance coverage in connection with claims made or that could have been made after the Closing.

Section 5.22    Real Property Matters. Prior to the Closing, Seller shall, and shall cause the Acquired Companies to, use reasonable best efforts to:

(a)    (i) terminate the rural lease agreement regarding the Iracemápolis Real Property, in form and substance reasonably acceptable to Buyer, and (ii) complete and register (A) the georeferencing of the Iracemápolis Real Property and (B) the public deed for granting of surface rights related to Iracemápolis Real Property executed on December 2, 2016, and registered on book nº 1179, pages 034/047 of the 2nd Real Estate Registry Office of the city of Limeira, State of São Paulo, as amended by the public deed executed on July 10, 2018, before the competent real estate registry office; provided, that if, within sixty (60) days following the Closing Date, the registrations contemplated by either of clauses (A) or (B) has not concluded, Buyer shall have the right to elect, in its reasonable discretion, to effect such registrations itself, with all related costs and expenses to be borne solely by Seller; and

(b)    deliver to Buyer documentary evidence that the Company (with its current corporate name) has good and valid title to, and exclusive and uncontested possession of, the Real Properties set forth in Exhibit J, in form and substance reasonably acceptable to Buyer.

Section 5.23    Data Room Copy. Prior to the Closing, the Company shall order, at Buyer’s sole cost and expense, one (1) digital copy each of all documents and other materials made available to Buyer in the Data Room (a) on the date that is two (2) Business Days prior to the execution and delivery of this agreement and (b) as of immediately prior to the Closing, and deliver such digital copies to Buyer as promptly as practicable after the Closing Date (and in any event no later than thirty (30) days following the Closing Date) in the form of a CD-ROM, USB drive or other electronic media. From the date hereof until such time as the aforementioned respective digital copies of the data room are delivered in accordance with the prior sentence, neither Seller nor any Acquired Company shall, and shall cause their respective Representatives not to, add, remove or redact any documents in the Data Room without the prior written consent of Buyer.

Section 5.24    Suzano I Plant. From and after the Closing, Seller shall continue to, and shall cause its Affiliates to continue to, vacate the Suzano Real Property at Seller’s sole cost and expense; provided, that Seller and its Affiliates shall have fully vacated the Suzano Real Property within eighteen (18) months of the Closing Date. From and after Closing until the date that Seller and its Affiliates have fully vacated the Suzano Real Property, (a) Seller, its Affiliates and their respective employees, authorized agents and subcontractors shall comply with all policies and procedures of Buyer and its Affiliates, including the Acquired Companies, in relation to the use, access and vacancy of the Suzano Real Property, (b) Seller and its Affiliates will ensure the safety of any employees, agents or contractors at Suzano Real Property while Seller and its Affiliates are at the Suzano Real Property. Neither of Buyer nor any of its Affiliates (including the Acquired Companies) shall have any Liability to Seller or any of its Affiliates in connection with the storage at, or removal from, the Suzano Real Property of any asset prior to such vacancy by Seller and its Affiliates.

Section 5.25    Employee Releases. Prior to the Closing, Seller shall use its reasonable best efforts to obtain from each employee of any Acquired Company a full discharge and release, in a form reasonably satisfactory to Buyer, of Buyer and each other Released Person with respect to any and all obligations of the Acquired Companies under any equity incentive plan or similar agreement, including any share option agreements, restricted stock unit or performance stock unit agreements or any other similar agreement.

Section 5.26    Specified Permits. Prior to the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to take necessary steps required under applicable Law to obtain each Permit designated as “pending” or “renewal in process” as set forth in Section 3.10(b) of the Seller Disclosure Schedules.

Section 5.27    Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause its respective Affiliates (including the Acquired Companies) to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement.

ARTICLE 6

TAX MATTERS

Section 6.1    Transfer Taxes. Any Transfer Taxes imposed on, or arising as a result of, the purchase and sale of the Quotas shall be borne by Seller and paid by Seller when due. The Party required by Law to file any Tax Returns and other documentation required with respect to any such Transfer Taxes shall file such Tax Returns and documentation with the relevant Tax Authority and pay any required Transfer Taxes; provided, however, that if Buyer is required by applicable law to file any Tax Returns for such Transfer Taxes, Seller shall promptly pay over to Buyer the amount of such Transfer Taxes due in respect of such Tax Return at least five (5) days before the filing deadline. Seller and Buyer shall cooperate in the preparation and filing of any documents required to be filed with respect to such Transfer Taxes, including joining in the execution thereof if required; provided, however, that if the Buyer is not a Brazilian resident under applicable Law, the foregoing shall not apply and Buyer shall bear any Transfer Taxes imposed on or arising as a result of the purchase and sale of the Quotas.

Section 6.2    Prohibited Actions.

(a)    After the Closing, Buyer shall not, and shall cause the Acquired Companies not to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), (i) make, change or revoke any Tax election with respect to the Acquired Companies for a Pre-Closing Tax Period, amend any Tax Return of any Acquired Company with respect to a Pre-Closing Tax Period, initiate any voluntary disclosure with respect to Taxes of any of the Acquired Companies for a Pre-Closing Tax Period or agree to extend or waive the statute of limitations of any Pre-Closing Tax Period of any of the Acquired Companies in any Post-Closing Tax Period), (ii) make or permit to be made an election to change the tax classification of any Acquired Company for U.S. federal tax purposes which election is effective prior to the expiration of one year after the Closing Date, (iii) make or permit to be made an election under section 338 of the Code or any similar provision of United States state or local Law with respect to the transactions contemplated by this Agreement, (iv) take any other action outside of the ordinary course of business on the Closing Date after the Closing which can reasonably be expected to (x) increase the Tax liability of Seller or any Affiliate of Seller or (y) for which the Seller or an Affiliate of Seller would be responsible under the Agreement, or (v) prior to the expiration of the applicable statute of limitations, discard any material information, records, or documents in the Acquired Companies’ possession relating to Tax Returns for a Pre-Closing Tax Period.

Section 6.3    Tax Returns.

(a)    Seller shall prepare and timely file all Tax Returns of the Acquired Companies that are required to be filed for any Tax period ending on or before the Closing Date in accordance with past practices, except as required by applicable Law. For any such Tax Returns that are due after the Closing Date, Buyer shall cause the Acquired Companies to file such Tax Returns and shall have the right to review and comment on any such Tax Returns, which Seller shall consider in good faith.

(b)    Buyer shall timely file (or cause to be timely filed) all Tax Returns of the Acquired Companies that are required to be filed for any Straddle Period, and without prejudice to Buyer’s rights under Section 9.2(d), Buyer shall pay or cause to be paid all Taxes due upon filing such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law. Seller shall be permitted to review any such Tax Return: (i) if the filing is required within thirty (30) Business Days after the Closing Date, reasonably prior to filing, (ii) if the filing is in respect of value added Taxes, at least five (5) Business Days prior to the filing deadline; or (iii) in the case of all other filings, at least thirty (30) Business Days prior to the filing deadline, and Buyer shall revise such Tax Returns to reflect Seller’s reasonable comments to the extent such revisions relate solely to the Pre-Closing Tax Period, are consistent with past Tax reporting practices of the Acquired Companies, are not inconsistent with applicable Law, and are received at least five (5) Business Days prior to the filing deadline (taking into account available extensions). Buyer shall not file (or cause to be filed) any such Tax Returns without the written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(c)    Any refund or credit of Taxes paid prior to Closing in respect of a Pre-Closing Tax Period (or paid by Seller after Closing), or of Taxes taken into account in Closing Net Working Capital, or any Tax benefit or reduction (including as a result of any overpayment of Taxes in a Pre-Closing Tax Period) received by Buyer or any of its Affiliates in cash or as a direct offset to current cash Taxes in respect of any Acquired Company in respect of a Post-Closing Tax Period, which Tax benefit or reduction is attributable to a Pre-Closing Tax Period (but not including the utilization of any Tax attribute (including Tax basis, loss carryovers, credits or similar items) of an Acquired Company existing at Closing or carried over from a Pre-Closing Tax Period) (each, a “Tax Benefit”) shall be for the account of Seller except to the extent any such Tax Benefit (i) was considered in the determination of the Final Adjustment Report pursuant to Section 2.4 or (ii) arose from the carryback of a Tax attribute (such as a loss or a deduction) arising in a Post-Closing Tax Period. Buyer shall, and shall cause its Affiliates to, take commercially reasonable efforts to obtain all available Tax Benefits and shall forward, and shall cause its Affiliates to forward, to Seller the amount of the Tax Benefit within ten (10) days after such Tax Benefit is received or after such Tax Benefit is allowed or applied against another Tax liability, as the case may be. Seller shall bear all reasonable expenses incurred by the Buyer to obtain any such Tax Benefits under this Section 6.3(c) and shall promptly reimburse Buyer for any such expenses, provided, however, that Buyer shall promptly notify Seller of any anticipated material expenses prior to incurring them.

Section 6.4    Tax Information and Cooperation. After the Closing, Buyer and any Affiliate of Buyer (including the Acquired Companies) shall provide such assistance to Seller, and make available to Seller, as reasonably requested, the books and records, contracts, documents, information or data, in each case relating to Taxes for the Pre-Closing Tax Period until sixty (60) days after the expiration of any applicable statute of limitations (including extensions). In the event that Seller needs access to such books, records, contracts, documents, information or data in the possession of Buyer, or any Affiliate of Buyer (including any Acquired Company), for purposes of preparing Tax, for complying with or representing any Acquired Company’s interests in any Tax Contest or other investigative demand by a Tax Authority, or for any other legitimate Tax-related reason not injurious to Buyer (including an obligation of Seller or its Affiliates to a third party pursuant to a tax sharing agreement), Buyer shall provide copies of such books and records, contracts, documents, information or data to Seller, or, if requested by Seller, Buyer shall provide to Seller reasonable access to such books and records, contracts, documents, information or data during regular business hours at Buyer’s place of business, and will permit Seller to make extracts and copies thereof as may be necessary or convenient. Seller shall reimburse Buyer for any reasonable out of pocket costs incurred in complying with this Section 6.4. Notwithstanding anything to the contrary herein, nothing in this Section 6.4 shall compel Buyer to provide any document, information, data or access thereto to the extent it would (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which Seller or any of its Affiliates is a party).

Section 6.5    Tax Contests.

(a)    Unless Buyer has previously received written notice from Seller of the existence of a Tax Contest, Buyer shall give written notice to Seller of the existence of any Tax Contest relating to Taxes that is or reasonably may be Seller’s responsibility under this Agreement within ten (10) Business Days from the receipt by Buyer of any written notice of such Tax Contest.

(b)    With respect to any Tax Contest relating to Taxes that is or reasonably may be Seller’s responsibility under this Agreement and with respect to which Seller has delivered written acknowledgement of such responsibility to Buyer a (“Seller Tax Contest”), Seller shall, at its election, have the right to (x) represent any Acquired Company, as the case may be, in any such Seller Tax Contest and (y) employ reputable counsel of its choice at its expense and control the conduct of such Tax Contest. Seller shall have the right to settle or dispose of any Seller Tax Contest; provided, however, that Seller shall consult with Buyer regarding any such Seller Tax Contest and shall allow Buyer to participate in any such proceeding (at its own cost and expense); and provided, further, that no settlement or other disposition of any claim for Tax which would adversely affect Buyer (or any Acquired Company) in any Post-Closing Tax Period shall be agreed to without Buyer’s prior written consent, not to be unreasonably withheld. Regardless of whether Seller elects to represent any Acquired Company pursuant to this Section 6.5, Seller shall have the right to participate in any Seller Tax Contest (at its own cost and expense), and Buyer shall reasonably cooperate with Seller, including pursuant to Article 6 hereof, in the conduct of such Seller Tax Contest. Notwithstanding anything to the contrary in this Agreement, no settlement or other disposition with respect to any Seller Tax Contest shall be agreed to without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1    Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and Seller), at or prior to the Closing, of each of the following conditions:

(a)    the Parties shall have obtained the approval of CADE for the consummation of the transactions contemplated hereby; and

(b)    no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement.

Section 7.2    Other Conditions to the Obligations of Buyer. In addition to the conditions set forth in Section 7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions at or prior to the Closing:

(a)    (i) Each of the Seller Fundamental Warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all respects (other than de minimis inaccuracies) as of such date) and (ii) each of the representations and warranties of Seller contained in Article 3 of this Agreement (other than the Seller Fundamental Warranties) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Company Material Adverse Effect included therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)    Seller shall have performed and complied in all material respects with each of the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date;

(c)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, stating on behalf of Seller that each of the conditions set forth in this Section 7.2 (other than this Section 7.2(c)), have been satisfied;

(d)    Since the date hereof, no Company Material Adverse Effect shall have occurred;

(e)    The Pre-Closing Restructuring shall have been consummated in accordance with the terms hereof (except for any Specified Transfer, which if not consummated prior to Closing shall remain subject to Section 5.17(b) and Section 5.17(c)), and Seller shall have provided Buyer with evidence of the registration of the applicable corporate documents related to the Pre-Closing Restructuring with the applicable Boards of Trade as set forth on Exhibit E;

(f)    Seller shall have filed a request in writing for the written authorization by the Brazilian Army to change the applicable Acquired Company’s registration data with the Brazilian Army as a result of the transactions contemplated hereby;

(g)    The Parties shall have finalized the Intellectual Property License Agreement, in accordance with the terms set forth on Exhibit D and otherwise in form and substance reasonably acceptable to Buyer; and

(h)    Seller shall have delivered to Buyer a counterpart of each Ancillary Agreement to which Seller or any of its Affiliates is a party, duly executed on behalf of Seller or such Affiliate.

Section 7.3    Other Conditions to the Obligations of Seller. In addition to the conditions set forth in Section 7.1, the obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Seller, of each of the following conditions at or prior to the Closing:

(a)    (i) Each of the Buyer Fundamental Warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all respects (other than de minimis inaccuracies) as of such date) and (ii) each of the representations and warranties of Buyer contained in Article 4 of this Agreement (other than the Buyer Fundamental Warranties) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein) has not had and would not reasonably be expected to have a Buyer Material Adverse Effect;

(b)    Buyer shall have performed and complied in all material respects with each of the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date;

(c)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)    Buyer shall have delivered to Seller a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliate.

Section 7.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 6.1 to be satisfied if such failure was principally caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 5.4 and Section 5.6.

ARTICLE 8

TERMINATION

Section 8.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a)    by the mutual written consent of Buyer and Seller;

(b)    by either Buyer or Seller, if the Closing shall not have occurred on or before December 23, 2021 or such other date that Buyer and Seller may agree upon in writing (the “Termination Date”); provided, that if by the third (3rd) Business Day prior to the Termination Date, all of the conditions to the Closing, other than the conditions set forth in Section 7.1(a) or Section 7.1(b) (to the extent related to or arising from the failure to obtain the approval of CADE for the consummation of the transactions contemplated hereby), shall have been satisfied or waived or shall be capable of being satisfied on such date, the Termination Date may be extended at the option of Buyer or Seller to March 23, 2022; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Buyer or Seller, as the case may be, if a material breach of this Agreement by such Party has been the principal cause of the failure of the Closing to occur before the Termination Date;

(c)    by either Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used the efforts required by Section 5.4 and Section 5.6 to contest and remove such Law or Order prior to it becoming final and nonappealable;

(d)    by either Buyer or Seller, if no agreement is reached between Buyer and Seller that is acceptable to Tribunal of CADE as a Merger Agreement (Acordo em Controle de Concentração) within a period of sixty (60) days following the date of the issuance of the General Superintendence’s opinion to block the transactions contemplated hereby or to approve the transactions contemplated hereby with restrictions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used the efforts required by Section 5.4 and Section 5.6 to contest and remove such Law or Order prior to it becoming final and nonappealable;

(e)    by Buyer, if (i) there shall have been a breach by Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, (ii) Buyer is not then in material breach of any provision of this Agreement and (iii) such breach by Seller shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) twenty (20) Business Days after receipt by Seller of written notice of such breach from Buyer; or

(f)    by Seller, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) Seller is not then in material breach of any provision of this Agreement and (iii) such breach by Buyer shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) twenty (20) Business Days after receipt by Buyer of written notice of such breach from Seller.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8:

(a)    this Agreement shall forthwith become null and void (except for this Section 8.2, Section 5.8, Section 5.12 and Article 10, each of which shall survive such termination and remain valid and binding obligations of the Parties); and

(b)    there shall be no Liability of any kind on the part of Buyer or Seller or any of Buyer’s or Seller’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 8 shall not relieve either Party from such Liability (i) pursuant to the sections specified in Section 8.2(a) that survive termination or (ii) for any Willful Breach prior to such termination or for fraud.

ARTICLE 9

SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 9.1    Survival.

(a)    Subject to the other terms and conditions of this Article 9, each of the representations and warranties set forth in this Agreement or any Ancillary Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 9.2(a) or Section 9.3(a), as applicable) on the fifteen (15) month anniversary of the Closing Date; except (i) the Seller Fundamental Warranties, Buyer Fundamental Warranties and any representations and warranties of Seller set forth in Section 3.13 (Benefit Plans), Section 3.14 (Labor Matters) and Section 3.16 (Environmental Matters) shall expire on the fifth (5th) anniversary of the Closing Date and (ii) any representations and warranties of Seller set forth in Section 3.15 (Taxes) shall expire on the expiration of the applicable statute of limitations.

(b)    Each of the covenants and other agreements contained in this Agreement or any Ancillary Agreement shall expire at the Closing (and any right to assert a claim under Section 9.2(b) or Section 9.3(b), as applicable, with respect to such covenant or agreement shall expire on the date that is six (6) months after the Closing Date), other than any covenant or agreement that, by its terms, expressly contemplates performance after the Closing Date, in which case such covenant or agreement shall survive the Closing Date and shall expire (together with any right to assert a claim under Section 9.2(b) or Section 9.3(b), as applicable) upon expiration of its term or performance of the undertaking set forth therein. For the avoidance of doubt, this Section 9.1(b) shall not apply to Seller’s agreement to indemnify the Buyer Indemnitees pursuant to (i) the Brazilian Army Special Liability under Section 9.2(c), which shall expire on the eighteen (18)

month anniversary of the Closing Date, (ii) the Environmental and Permits Special Liability under Section 9.2(c), which shall expire on the fifth (5th) anniversary of the Closing Date or (iii) (x) the Employee Releases Special Liability under Section 9.2(c), (y) Section 9.2(d) and (z) Section 9.2(e), each of which shall survive the Closing until the expiration of the applicable statute of limitations.

(c)    It is the express intent of Buyer and Seller that (i) if the applicable period set forth in Section 9.1(a) or Section 9.1(b) for the survival of the representations, warranties, covenants and other agreements and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable, and (ii) neither Party shall be obligated to indemnify, defend, hold harmless, compensate or reimburse the other Party after the last date that is within the survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable, with respect to any particular claim for indemnification, and all rights and remedies that may be exercised by a Party with respect to such representations, warranties, covenants and other agreements and any claim for indemnification based on any breaches thereof will expire and terminate simultaneously with the ending of the survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable, unless the applicable Indemnified Party shall have delivered a Claim Notice pursuant to Section 9.5 in respect of such claim prior to the expiration of the applicable survival period (and in which event such survival period shall be tolled until such Claim is fully and finally resolved). Buyer and Seller further acknowledge that (A) the survival periods set forth in Section 9.1(a) and Section 9.1(b) are the result of arms’ length negotiations between Buyer and Seller, (B) Buyer and Seller intend for such survival periods to be enforced as agreed by Buyer and Seller and (C) such survival periods shall not be deemed to be tolled following the Closing Date or to otherwise extend beyond the end of such survival periods for any reason, unless the applicable Indemnified Party shall have delivered a Claim Notice pursuant to Section 9.5 in respect of a Claim prior to the expiration of the applicable survival period (and in which event such survival period shall be tolled until such Claim is fully and finally resolved).

(d)    Upon the agreement by Seller Guarantor, in an instrument reasonably acceptable to Buyer, to assume and perform the Seller Obligations continuing from and after the Closing or termination of this Agreement, Seller shall be released from all such Seller Obligations; provided, that this Section 9.1(d) shall not release Seller from any of its obligations arising under Section 5.10.

Section 9.2    Indemnification by Seller.

Subject to the other terms and conditions of this Article 9, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, the Acquired Companies and their respective Affiliates, Representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of the Buyer Indemnitees for, any and all Losses of the Buyer Indemnitees to the extent arising out of:

(a)    any misstatement, inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement, including those in Article 3 of this Agreement, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)    any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)    any Other Special Liabilities;

(d)    any Seller Taxes; and

(e)    any Retained Liability.

Section 9.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses of the Seller Indemnitees to the extent arising out of:

(a)    any misstatement, inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement, including those in Article 4 of this Agreement, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; and

(b)    any breach, in whole or in part, of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.4    Limitations and Other Matters Relating to Indemnification.

(a)    Other than with respect to any claims for indemnification or Losses based upon, resulting from, arising out of or relating to any inaccuracy in or breach of any Seller Fundamental Warranties, Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees under Section 9.2(a) or Section 9.2(c) unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) (other than claims based upon, resulting from, arising out of or relating to Seller Fundamental Warranties) and Section 9.2(c) exceeds R$17,500,000 (the “Indemnification Threshold”), and once the Indemnification Threshold has been exceeded, Seller shall be required to indemnify, defend, hold harmless, pay and reimburse for all such Losses in excess of the Indemnification Threshold (subject to the limitations set forth in Section 9.4(b)). Unless and until the amount of Losses in respect of any individual indemnification claim under Section 9.2(a) (other than claims based upon, resulting from, arising out of or relating to Seller Fundamental Warranties) or Section 9.2(c) arising from any particular inaccuracy in or breach of any representation or warranty of Seller in this Agreement exceeds R$125,000 (the “Per Claim Threshold”), such Losses below the Per Claim Threshold shall not be counted toward the Indemnification Threshold.

(b)    Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees under Section 9.2(a) (other than claims based upon, resulting from, arising out of or relating to Seller Fundamental Warranties) or Section 9.2(c) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) and Section 9.2(c) exceeds fifteen percent (15%) of (x) the Purchase Price plus (y) the Earn-Out Amount, if any (the “Indemnification Cap”); provided, that the cumulative indemnification obligations of Seller under Section 9.2(a), Section 9.2(b) and Section 9.2(c) will not exceed the Purchase Price.

(c)    Other than with respect to any claims for indemnification or Losses based upon, resulting from, arising out of or relating to any inaccuracy in or breach of any Buyer Fundamental Warranties, Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnitees under Section 9.3(a) unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) (other than claims based upon, resulting from, arising out of or relating to Buyer Fundamental Warranties) exceeds the Indemnification Threshold, and once the Indemnification Threshold has been exceeded, Buyer shall be required to indemnify, defend, hold harmless, pay and reimburse for all such Losses in excess of the Indemnification Threshold (subject to the limitations set forth in Section 9.4(d)). Unless and until the amount of Losses in respect of indemnification under Section 9.3(a) (other than claims based upon, resulting from, arising out of or relating to Buyer Fundamental Warranties), arising from any particular inaccuracy in or breach of any representation or warranty of Buyer in this Agreement exceeds the Per Claim Threshold, such Losses below the Per Claim Threshold shall not be counted toward the Indemnification Threshold.

(d)    Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnitees under Section 9.3(a) (other than claims based upon, resulting from, arising out of or relating to Buyer Fundamental Warranties) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Indemnification Cap; provided, that the cumulative indemnification obligations of Buyer under this Agreement will not exceed the Purchase Price.

(e)    The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 9 shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third-Party Payments”), provided, however, that any such reduction shall be calculated net of any Taxes imposed on such Third-Party Payments. If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving such payment) pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses, in each case, net of any Taxes imposed on such Third-Party Payments that reduced such payment in accordance with the previous sentence. The Indemnified Party shall use its commercially reasonable efforts to recover under (but not maintain) insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder; provided, that neither Buyer nor any of its Affiliates (including following the Closing, the Acquired Companies) shall have any obligation to assert or pursue any claim against any customer or supplier. No Indemnifying Party shall have any right to subrogation as a result of any payment pursuant to this Article 9.

(f)    If any indemnity payments under this Agreement are subject to Tax, the party making such payment shall increase the amount payable as necessary so that the amount to be received or retained by the recipient shall be equal to the sum it would have received or retained, after taking into account any Tax Offset under Section 9.4(g), had no such Tax been imposed.

(g)    The amount of any Losses that are subject to indemnification, payment or reimbursement under this Article 9 shall be reduced by an amount equal to any refund or credit of Taxes, or any Tax benefit or reduction, in each case actually realized as a result of such Losses by the Indemnified Party (each, a “Tax Offset”). The Indemnified Party shall be deemed to have “actually realized” a Tax Offset to the extent that, and at such time as, the amount of current cash Taxes paid by the Indemnified Party or any of its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax Offset. If a Tax Offset is actually realized by an Indemnified Party with respect to any Losses for which it has previously been indemnified by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after such Tax Offset is actually realized) pay to the Indemnifying Party an amount equal to such actually realized Tax Offset or, if it is a lesser amount, the amount of such previously indemnified Losses. If a Tax Offset is reasonably available to an Indemnified Party in connection with any such Losses, the Indemnified Party shall use commercially reasonable efforts to cause such Tax Offset to be actually realized.

(h)    For the purposes of determining whether a breach has occurred for purposes of Section 9.2(a) and calculating the amount of Losses related thereto, any qualification as to materiality or “Company Material Adverse Effect” contained in Article 3 of this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement shall be disregarded (it being understood that the word “Material” in the defined term “Material Contract” and the qualification as to “Company Material Adverse Effect” contained in Section 3.8(a)(ii) shall not be disregarded for any such purpose).

(i)    Each of Buyer and Seller shall (and shall cause its Affiliates, including the Acquired Companies, to) use commercially reasonable efforts to mitigate its Losses subject to indemnification pursuant to this Article 9 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses. To the extent an Indemnified Party fails to use its commercially reasonable efforts to so mitigate an indemnifiable Loss, the Indemnifying Party shall not have liability for the portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to indemnify, defend or hold harmless any Buyer Indemnitee for Losses resulting from or in connection with any adjustments or changes made to the employment status, labor relationships or regimes of any of the Acquired Companies’ directors, officers, employees, personnel or independent contractors after the Closing Date.

(j)    Notwithstanding anything to the contrary herein, the representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived solely by reason of (i) any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) (other than, in the case of indemnification pursuant to Section 9.2(a) or Section 9.3(a), with respect to any matter disclosed in this Agreement, the Seller Disclosure Schedules, any Ancillary Agreement, any Exhibit or any certificate delivered to Buyer in connection herewith or therewith), (ii) the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate (other than, in the case of indemnification pursuant to Section 9.2(a) or Section 9.3(a), with respect to any matter disclosed in this Agreement, the Seller Disclosure Schedules, any Ancillary Agreement, any Exhibit or any certificate delivered to Buyer in connection herewith or therewith), or (iii) the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as applicable.

(k)    Notwithstanding anything to the contrary herein, in no event shall Buyer or Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Article 9 to the extent (and solely to such extent) such Losses (i) were included in the calculation of the Final Adjustment Report pursuant to Section 2.4; provided, however, that this clause (i) shall apply as a limitation on a claim under Section 9.2(d) only to the extent that the relevant Seller Tax reduced Closing Net Working Capital, (ii) relate to contingencies for labor and civil litigation existing as of the Balance Sheet Date and deemed as “probable”, “possible” or “remote” for purposes of the preparation of the Financial Statements, or (iii) were reserved for or reflected in the Financial Statements as Losses or Liabilities of the Business; provided, however, that this clause (iii) shall not apply (A) to any Losses or Liabilities of the Excluded Business, or (B) to any current liability that was included in the Financial Statements, but not the calculation of Closing Net Working Capital.

(l)    In respect of any Losses subject to the indemnification provided in (i) Section 9.2(a) to the extent related to a breach of the representations and warranties contained in Section 3.16 (Environmental Matters) or (ii) Section 9.2(c) to the extent related to Environmental and Permits Special Liability (an “Environmental Claim”):

(i)    Seller shall not be responsible and shall not be obligated to indemnify any Buyer Indemnitee for Losses to the extent such Losses were caused, triggered or increased by (A) any Release or presence of or exposure to a Hazardous Material caused by an act or omission of Buyer or its Affiliates (including the Acquired Companies) subsequent to the Closing Date; (B) any changes in Environmental Law coming into effect subsequent to the Closing Date; (C) any change in use classification of a subject site subsequent to the Closing as a result of actions taken by Buyer or the Acquired Companies; (D) any decommissioning, demolition, closure or shutdown of a facility or a unit at a subject site subsequent to the Closing; (E) any investigation, sampling, analysis or testing relating to Hazardous Materials conducted after the Closing, except to the extent (1) required by applicable Environmental Law or by a Governmental Body or (2) required or advisable to be conducted in response to a Third-Party Claim; or (F) any oral or written communication, notice, report or other submission of data, information or documents by Buyer or the Acquired Companies to a Governmental Body or Third Party, except to the extent such communication, notice, report or other submission is required by applicable Environmental Law.

(ii)    With respect to such Losses that relate to Corrective Action:

(A)    Seller shall only be liable for any Losses to the extent such Corrective Action is required by applicable Environmental Law and is conducted in the least costly manner reasonably available that does not unreasonably interfere with the operation of the business, and to the extent allowed under applicable Environmental Law or any settlement or resolution with any Governmental Authority, uses the least stringent environmental clean-up standards that are based upon the use classification (e.g., industrial) of the relevant subject site as of the

Closing Date, including, if applicable, the use of risk-based remedies, engineering controls and land use restrictions; provided, that, solely to the extent that Seller consents to the use of risk-based remedies, engineering controls or land use restrictions (such consent not to be unreasonably withheld, delayed or conditioned), Seller shall be liable for the operation and maintenance costs incurred with respect to any such risk-based remedies, engineering controls and land use restrictions until the expiration of any indemnification obligation of Seller with respect to a breach of the representations and warranties of Section 3.16 (Environmental Matters) under Section 9.2(a) or Environmental and Permits Special Liability under Section 9.2(c); provided, further, that if Seller does not so consent, Seller shall be responsible for any applicable Losses to take the next least costly Corrective Action that (x) satisfies applicable Environmental Law, (y) does not use risk-based remedies, engineering controls or land use restrictions and (z) otherwise complies with this Section 9.4(l)(ii)(A).

(B)    Subject to clause (l)(ii)(A), Buyer and its Affiliates shall have the right to control the implementation and management of any such Corrective Action; provided, that (x) Buyer and its Affiliates shall provide all material documents, including all material correspondence with Governmental Bodies, with respect to such Corrective Action to Seller, including providing Seller any material submissions to any Governmental Body in advance of their submission for Seller’s review and comment, any such comment to be considered in good faith by the Buyer and its Affiliates and (y) any contractor, consultant, engineer or other party retained to assist with, advise on or conduct such Corrective Action shall be mutually agreed upon by Buyer and its Affiliates, on one hand, and Seller, on the other hand.

Section 9.5    Indemnification Procedures.

(a)    Except as otherwise set forth in Section 9.4(l), all claims for indemnification pursuant to this Article 9 shall be made in accordance with the procedures set forth in this Section 9.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 9 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim, if available; provided, that any such estimate provided shall not limit the Indemnifying Party’s obligations hereunder. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than a Buyer Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party and

Indemnified Party will cooperate in good faith to resolve any such Claim (including any Direct Claim) for a period of twenty (20) Business Days before commencing any Legal Proceeding in connection with such Claim. For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by a Seller Indemnitee) or Seller (in the case of a claim for indemnification by a Buyer Indemnitee).

(b)    With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, such counsel subject to the consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned), and the Indemnified Party shall cooperate in good faith with reasonable requests of the Indemnifying Party made in connection with such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim that (i) seeks any injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (ii) involves any criminal allegations against the Indemnified Party or any of its Affiliates, (iii) seeks monetary damages in an amount that would reasonably be expected to exceed any applicable limitation under Section 9.4 on the amount of Losses for which the Indemnifying Party is responsible hereunder in respect of such Third-Party Claim and such other pending Claims or (iv) if the Indemnifying Party is Seller, has been brought by or on behalf of any material customer or material supplier of Buyer or any of its Affiliates (which Affiliates shall include the Acquired Companies after the Closing). The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest that cannot be waived between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required, any such separate counsel to be reasonably satisfactory to the Indemnifying Party. If the Indemnifying Party agrees in writing not to control the defense of such Third-Party Claim or fails to promptly assume the defense of such Third-Party Claim pursuant to this Section 9.5(b), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party. Each of Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c)    Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party and its Affiliates from all liabilities or obligations with respect thereto, (B) not impose any liability or obligation (including any equitable remedies) on the Indemnified Party or its Affiliates and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party or its Affiliates.

(d)    With respect to any claim or demand for which the Indemnified Party may seek indemnification from the Indemnifying Party, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), (i) respond to any communication regarding a potential Claim, (ii) settle, compromise or consent to the entry of any judgment with respect to any Claim for which it is seeking indemnification from the Indemnifying Party or (iii) admit to any liability with respect to such claim or demand. Notwithstanding anything to the contrary in this Article 9, no Indemnifying Party shall have any liability under this Article 9 for any Losses arising out of or in connection with (i) any Third-Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party or (ii) prior to the final non-appealable decision in relation to a Third-Party Claim which amount indemnifiable hereunder shall be calculated by court (liquidação de sentença), arbitration award or similar decision.

(e)    Notwithstanding anything in this Agreement to the contrary, this Section 9.5 shall not apply to any Tax Contest, which shall be exclusively governed by Section 6.5.

Section 9.6    Tax Treatment of Indemnification Payments. All indemnification payments made under this Article 9 and payments for Taxes under Article 6 shall be treated as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 9.7    Exclusive Remedy; No Duplication; No Set-off.

(a)    From and after the Closing, the Parties acknowledge and agree that, except as set forth in Section 2.4 and Section 2.6, (i) this Article 9 shall be the sole and exclusive remedy of Buyer and Seller in connection with this Agreement and the transactions contemplated hereby, (ii) neither Buyer nor Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Quotas pursuant hereto, except pursuant to the indemnification provisions set forth in this Article 9, and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 9; provided, however, that nothing in this Section 9.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Article 2, Section 5.9, Section 5.10, Article 6 and Section 10.10, or the provisions of any Ancillary Agreement or in the case of fraud.

(b)    Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses, including if such state of facts constitutes a breach of more than one representation, warranty, covenant or other provision of this Agreement.

(c)    Neither Buyer nor Seller shall have any right to set-off any unresolved claim for indemnification pursuant to this Article 9 against any payment due pursuant to any other provision of this Agreement or any Ancillary Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsels, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination.

Section 10.2    Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent by email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by an internationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 10.2):

If to Seller or

Seller Guarantor:	Compass Minerals
9900 West 109th Street, Suite 100
Overland Park, KS 66210
Email: legal@compassminerals.com
Attention: Legal Department

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Email: jlewis@cgsh.com; fcestero@cgsh.com
Attention: Jeffrey Lewis; Francisco Cestero

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
01403-001, São Paulo, SP, Brazil
Email: joao@mattosfilho.com.br
Attention: João Ricardo de Azevedo Ribeiro

If to Buyer or

Buyer Guarantor:	ICL BRASIL LTDA.
Millennium Tower, 23 Aranha St.,
Tel-Aviv 6107025 Israel
and
Rua George Ohm, 206, B Tower, 20th floor, Brooklin,
São Paulo – SP, Brazil, 04576-020
Email: Liad.Sivan@icl-group.com; liat.alon@icl-group.com; laura.nagai@icl-group.com
Attention: Liad Sivan, Liat Alon and Laura Nagai

with copies (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Email: Paul.Tiger@freshfields.com
Attention: Paul M. Tiger

Cescon, Barrieu, Flesch & Barreto Advogados
Rua Funchal, 118, 11th floor
04551-060, São Paulo, SP, Brazil
Email: marcos.flesch@cesconbarrieu.com.br
Attention: Marcos Rafael Flesch

Section 10.3    Entire Agreement. This Agreement, the Seller Disclosure Schedules, the Confidentiality Agreements, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.4    Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

Section 10.5    Waivers. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any

Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.6    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.7    No Third Party Beneficiaries. Except to the extent provided in Article 9, Section 10.13, Section 10.14 and Section 10.15 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Buyer Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 10.8 shall be null and void and of no force and effect; provided, that Buyer may assign any or all of its rights and its related obligations hereunder to any of its Affiliates without the Seller’s consent so long as Buyer and Buyer Guarantor remain responsible for their performance hereunder. Subject to the preceding sentence of this Section 10.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9    Governing Law; Dispute Resolution.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state). Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed conclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration.

(b)    Except as otherwise provided by Section 2.4 or Section 2.6, any and all disputes, controversies, or claims arising out of or in connection with this Agreement, including as to its existence, validity, enforceability, interpretation, performance, or termination between the Parties, as well as their successors at any title (“Dispute”), shall be finally settled solely, definitively and exclusively by arbitration, to be administered by the Arbitration Chamber and conducted in accordance with its Arbitration Rules, except as they may be modified herein or by agreement of the parties to the arbitration.

(c)    The Arbitral Tribunal shall be composed of three (3) arbitrators, one (1) of whom shall be appointed by the claimant(s), and one (1) by the respondent(s) within thirty (30) days after delivery of the request for arbitration. The third arbitrator, who shall serve as the President of the Arbitral Tribunal, shall be jointly appointed by the two (2) party-appointed co-arbitrators within fifteen (15) days from their confirmation. In the event that the parties to the arbitration fail to appoint their respective arbitrator or in the event that the President of the Arbitral Tribunal is not appointed by the co-arbitrators in accordance with this Agreement, the Arbitration Chamber shall appoint the missing arbitrator(s), pursuant to the Arbitration Rules.

(d)    The seat of the arbitration shall be New York, New York.

(e)    The official language of the arbitration shall be English, but any party may submit testimony or documentary evidence in a language other than English if it provides, upon the request of another party, an unofficial translation of any such testimony or documents.

(f)    The arbitration shall be confidential and its elements (including, without limitation, the existence of the proceedings, the allegations of the parties thereto, evidence, expert reports or other reports and other testimony or evidence given by third parties and any other documents presented or received during the arbitration proceedings) shall be revealed exclusively to the Arbitral Tribunal, the parties to the arbitration, their legal counsels and to any other persons necessary to the undertaking of the proceedings, except if disclosure may be required in order to enforce this clause or enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction, or to comply with obligations set forth by applicable law, or by order of any Governmental Body.

(g)    The expenses of the arbitral proceedings, including, without limitation, the administrative costs of the Arbitration Chamber, arbitrators’ fees and independent experts’ fees, when applicable, shall be determined by the Arbitral Tribunal as per the Arbitration Rules. The Arbitral Tribunal shall have the necessary powers to issue an award allocating the reimbursement of the costs and expenses of the arbitration between the parties, including reasonable legal fees and other costs of legal representation.

(h)    The arbitral award(s) shall be final and binding upon the parties to the arbitration and any of its successors, at any title. The arbitrators will have the authority to award specific performance as set forth in Section 10.10 where such specific performance conforms to the terms and conditions of this Agreement.

(i)    The parties involved in a Dispute may request provisional or urgent measures in competent courts prior to the constitution of the Arbitral Tribunal, pursuant to the Arbitration Rules. After the constitution of the Arbitral Tribunal, all provisional and urgent measures shall be requested directly to the Arbitral Tribunal, which shall have the necessary powers to grant, maintain, revoke or alter any measures previously requested to the competent state courts.

(j)    The parties irrevocably submit to the non-exclusive jurisdiction of the courts of São Paulo, State of São Paulo, Brazil, the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom solely in respect of any proceeding relating to or in aid of an arbitration under this Agreement, except that a proceeding to confirm, vacate or modify the award may be brought solely in a court having jurisdiction at the seat of arbitration. Each party waives and agrees not to assert as a defense in any such proceeding in the specified court that the venue is not appropriate or that the court lacks jurisdiction over any party. Nothing in this paragraph limits the scope of the parties’ agreement to arbitrate or the power of the arbitral tribunal to determine the scope of its own jurisdiction.

(k)    Before the signing of the terms of reference, the Arbitration Chamber may consolidate simultaneous arbitration proceedings, as provided in the Arbitration Rules. After the signing of the terms of reference, the Arbitral Tribunal may, upon request by any of the parties to the arbitration, consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or an Ancillary Agreement; provided that (a) the arbitration agreements are compatible; (b) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and (c) no party would be actually prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by arbitral tribunal(s) constituted hereunder or under an Ancillary Agreement, the ruling of the first arbitral tribunal constituted shall control, and its decisions shall be final and binding upon all parties to the consolidated arbitrations, as well as its successors at any title.

(l)    Even if this Agreement or any of its sections are deemed, by any tribunal, judge or arbitrator, to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of this arbitration clause shall not be affected or impaired. The provisions on the settlement of Disputes shall remain in force until the completion of all matters, controversies, proceedings or lawsuits that may arise from this Agreement.

Section 10.10    Remedies.

(a)    Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)    The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof based on article 497 of the Brazilian Code of Civil Procedure or any other provision of applicable Law. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 10.11    Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreement transmitted by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 10.12    Time is of the Essence. Time is of the essence in the performance of the transactions contemplated by this Agreement.

Section 10.13    Releases. As of the Closing, each of Seller and its Subsidiaries (each, a “Releasing Person”), hereby releases and forever discharges the Acquired Companies and each of its Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Person, that any Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date; provided, however, that the Parties acknowledge and agree that this Section 10.13 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement.

Section 10.14    Nonrecourse. Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be brought against each Person that is expressly named as a Party in such Person’s capacity as such, and only with respect to the specific obligations set forth herein with respect to such Party, and no former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, Affiliates, agents, attorneys or other Representatives of any Party or of any Affiliate of any Party, or any of

their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or other Legal Proceeding (whether at law or in equity, in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any covenants, representations, warranties or statements (whether written or oral, express or implied) made or alleged to have been made in connection herewith, except that Seller may assert claims, or otherwise commence any Legal Proceeding, against any party to the Confidentiality Agreement under and subject to the terms thereof.

Section 10.15    Provision Regarding Legal Representation. Recognizing that each of Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) and Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados (“Mattos Filho”) has acted as legal counsel to Seller, the Acquired Companies and their Affiliates prior to the date hereof, and that each of Cleary Gottlieb and Mattos Filho intend to act as legal counsel to Seller and its Affiliates (which will no longer include the Acquired Companies) after the Closing, Buyer hereby (a) waives (on its own behalf) and (b) agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to waive any conflicts arising under such representation that may prevent either of Cleary Gottlieb or Mattos Filho from representing Seller or any of its Affiliates after the Closing as such representation may relate to Buyer and the Acquired Companies or the transactions contemplated hereby. In addition, notwithstanding anything in this Agreement to the contrary, all communications between Seller, the Acquired Companies and their respective Affiliates, on the one hand, and Cleary Gottlieb or Mattos Filho, on the other hand, in the course of the consideration, negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Acquired Companies). Accordingly, the Acquired Companies shall not have access to any such communications or to the files of Cleary Gottlieb or Mattos Filho relating to such engagement whether or not the Closing shall occur, and no actions taken by Seller or any of its Affiliates or Representatives to retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, from and after the Closing, (i) Seller and its Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Acquired Companies shall not be a holder thereof, (ii) to the extent that files of Cleary Gottlieb or Mattos Filho in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Acquired Companies) shall hold such property rights and (iii) neither of Cleary Gottlieb and Mattos Filho shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies by reason of any attorney-client relationship related to the transaction hereby between Cleary Gottlieb or Mattos Filho and the Acquired Companies or otherwise.

ARTICLE 11 GUARANTIES.

Section 11.1    Guaranties.

(a)    Upon the terms and subject to the conditions set forth in this Section 11.1, Seller Guarantor irrevocably, absolutely and unconditionally guarantees to Buyer the due, prompt and punctual payment and performance of all obligations of Seller under this Agreement (such obligations, the “Seller Obligations”), in accordance with the terms hereof (such guaranty, the “Seller Guaranty”) and a separate action or actions may be brought and prosecuted against the

Seller Guarantor to enforce this Seller Guaranty, irrespective of whether any action is brought against Seller or any other Person or whether Seller or any other Person is joined in any such action or actions. Buyer agrees that in no event shall Seller Guarantor be required to pay any amount due under, in respect of, or in connection with the Seller Guaranty, this Agreement or the transactions contemplated hereby, other than as expressly set forth herein. The Seller Guaranty constitutes a guarantee of payment and performance and not of collection.

(b)    Upon the terms and subject to the conditions set forth in this Section 11.1, Buyer Guarantor irrevocably, absolutely and unconditionally guarantees to Seller the due, prompt and punctual payment and performance of all obligations of Buyer under this Agreement (such obligations, the “Buyer Obligations”), in accordance with the terms hereof (such guaranty, the “Buyer Guaranty”, together with the Seller Guaranty, the “Guaranties”) and a separate action or actions may be brought and prosecuted against the Buyer Guarantor to enforce this Buyer Guaranty, irrespective of whether any action is brought against Buyer or any other Person or whether Buyer or any other Person is joined in any such action or actions. Seller agrees that in no event shall Buyer Guarantor be required to pay any amount due under, in respect of, or in connection with the Buyer Guaranty, this Agreement or the transactions contemplated hereby, other than as expressly set forth herein. The Buyer Guaranty constitutes a guarantee of payment and performance and not of collection.

Section 11.2    Absolute and Unconditional Guaranty.

(a)    The liability of each Guarantor under its Guaranty shall, to the fullest extent permitted under applicable Law, be full, irrevocable, absolute, unconditional and irrespective of:

(i)    the illegality of this Agreement or any Guaranty;

(ii)    the value, validity, regularity or genuineness of this Agreement with respect to Seller or Buyer, as applicable;

(iii)    the enforceability of this Article 11 against the Seller, Buyer and any Guarantor;

(iv)    any release, waiver, forbearance or discharge, in whole or in part, of any obligation of Seller or Buyer under this Agreement (other than to the extent resulting from payment or performance of the Seller Obligations or Buyer Obligations in accordance with their terms), or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Seller, Buyer or any of their assets;

(v)    any change in the corporate existence, structure or ownership of Seller or Buyer;

(vi)    any compromise, amendment, waiver or modification of this Agreement (in accordance with its terms), or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of the Seller Obligations or Buyer Obligations, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the other documents entered into in connection therewith (including the Ancillary Agreements) in accordance with their terms;

(vii)    the existence of any claim, set-off or other right that any Guarantor may have at any time against Buyer or Seller, whether in connection with the Seller Obligations, Buyer Obligations or otherwise;

(viii)    the failure of Buyer or Seller to assert any claim or demand or enforce any right or remedy against Seller, Buyer or any other Person primarily or secondarily liable with respect to the Seller Obligations or Buyer Obligations, as applicable, (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(ix)    the addition, substitution or release of Seller , Buyer or any other Person now or hereafter liable with respect to the Seller Obligations, Buyer Obligations or otherwise interested in the transactions contemplated by this Agreement (other than to the extent resulting from payment or performance of the Seller Obligations or Buyer Obligations in accordance with their terms or to the extent of any other defenses to the payment of the Seller Obligations or Buyer Obligations that are available to Seller and Buyer, respectively, under this Agreement);

(x)    the adequacy of any other means Buyer or Seller may have of obtaining repayment of the Seller Obligations or the Buyer Obligation, respectively; or

(xi)    any other occurrence, circumstance, act or omission that may in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than as a result of payment or performance of the Seller Obligations or Buyer Obligations in accordance with their terms).

(b)    Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Seller Obligations and Buyer Obligations and notice of or proof of reliance by Buyer and Seller upon each applicable Guaranty or acceptance of each applicable Guaranty. Without expanding the obligations of any Guarantor hereunder, the Seller Obligations and Buyer Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranties, and all dealings between (x) Buyer or the Seller Guarantor, on the one hand, and Seller, on the other, or (y) Seller or the Buyer Guarantor, on the one hand, and Seller, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranties.

(c)    Each Guarantor expressly and irrevocably waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by Buyer or Seller, as the case may be. Each Guarantor waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Seller or Buyer, as applicable, or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally. Each

Guarantor hereby unconditionally and irrevocably agrees that it shall not, directly or indirectly, institute any proceeding or make any claim asserting that any Guaranty is illegal, invalid or unenforceable in accordance with its terms.

(d)    Buyer shall not be obligated to file any claim relating to the Seller Obligations in the event that Seller becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of Buyer to so file shall not affect Seller Guarantor’s obligations hereunder. In the event that any payment to Buyer in respect of the Seller Obligations is rescinded or must otherwise be returned to Seller, Seller Guarantor or any other Person for any reason whatsoever, Seller Guarantor shall remain liable hereunder with respect to such Seller Obligations as if such payment had not been made.

(e)    Seller shall not be obligated to file any claim relating to the Buyer Obligations in the event that Buyer becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of Seller to so file shall not affect Buyer Guarantor’s obligations hereunder. In the event that any payment to Seller in respect of the Buyer Obligations is rescinded or must otherwise be returned to Buyer, Buyer Guarantor or any other Person for any reason whatsoever, Buyer Guarantor shall remain liable hereunder with respect to such Buyer Obligations as if such payment had not been made.

Section 11.3    Representations and Warranties of Each Guarantor. Each Guarantor hereby represents and warrants to Buyer and Seller, as applicable, as of the date hereof and as of the Closing Date, as follows:

(a)    Organization. Each Guarantor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)    Authorization. The execution, delivery and performance of this Agreement by each Guarantor, including the performance by each Guarantor of its Guaranty, have been duly and validly authorized by all requisite corporate or similar action. Each Guaranty constitutes a valid and binding obligation of each Guarantor, as applicable, enforceable against it in accordance with its terms in any court having jurisdiction over such Guarantor, except as such enforceability may be limited by the Enforceability Limitations.

(c)    No Conflicts; Consents.

(i)    Neither the execution, delivery or performance by any Guarantor of its Guaranty, nor the consummation of the transactions contemplated hereby shall (with or without notice or lapse of time or both):

(A)    conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Guarantor;

(B)    conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to such Guarantor; or

(C)    (1) conflict with or result in a violation or breach of, (2) constitute a default or an event of default that (with or without notice or lapse of time or both) would constitute a default under, (3) result in the acceleration of or create in any third party the right to amend, accelerate, terminate, or cancel, or (4) require the Consent of any other Person under, any material Contract to which such Guarantor is a party or is bound or affected;

except in the case of clauses (B) and (C) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to (x) prevent or materially delay the consummation of the transactions contemplated hereunder or (y) have a material effect on the ability of such Guarantor to perform its obligations under its Guaranty on a timely basis.

(ii)    No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to any Guarantor in connection with the execution, delivery and performance of its Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPASS MINERALS DO BRASIL LTDA.

By:	/s/ Gustavo dos Reis Vasques
Name:	Gustavo do Reis Vasques
Title:	Administrator

ICL BRASIL LTDA.

By:	/s/ Carlos Eduardo Perizzotto
Name:	Carlos Eduardo Perizzotto
Title:	Officer

By:	/s/ Djalma de Paiva
Name:	Djalma de Paiva
Title:	Officer

COMPASS MINERALS AMERICA INC.

By:	/s/ James D. Standen
Name:	James D. Standen
Title:	Chief Financial Officer

AMSTERDAM FERTILIZERS B.V.

By:	/s/ Coby Jacob Ben Hamou
Name:	Coby Jacob Ben Hamou
Title:	Director

By:	/s/ Ronald Mulder
Name:	Ronald Mulder
Title:	Director